Exhibit 10.1

Securities Purchase Agreement
among
Flora Growth Corp.,
Flora Growth U.S. Holdings Corp.,
High Roller Private Label LLC,
Just Brands LLC,
Just Brands USA Inc.,
Mitha Management Group LLC,
Ash Group of Florida Inc.,
FMMD Network, LLC,
SSGI Financial Services, Inc.
and
Hussein Rakine, as Sellers’ Representative
Dated as of February 24, 2022

i

5.13 Material Contracts.	23
5.14 Insurance	26
5.15 Legal Proceedings; Orders.	26
5.16 Compliance with Laws; Permits.	26
5.17 Taxes	27
5.18 Employee Benefit Matters.	29
5.19 Employment Matters.	32
5.20 Environmental Matters	33
5.21 Customer Relations	34
5.22 Vendors and Suppliers	34
5.23 Brokers	35
5.24 Affiliate Transactions.	35
5.25 Bank Accounts	35
5.26 Product Regulatory and Marketing	35
5.27 PPP Loans.	36
5.28 Books and Records	36
Article VI Representations and Warranties of Parent and Purchaser	37
6.1 Organization; Good Standing; Authority.	37
6.2 No Conflicts; Consents	37
6.3 Investment Purpose	37
6.4 Securities Laws Matters	38
6.5 Parent Common Stock	38
6.6 Financial Statements	38
6.7 Solvency	39
6.8 Legal Proceedings; Orders	39
6.9 No Undisclosed Liabilities	39
6.10 Absence of Changes or Events	39
6.11 Brokers	39
Article VII Covenants	39
7.1 Allocation Schedule	39
7.2 Reserved.	40
7.3 Tax Matters.	40
7.4 Expenses; Transfer Taxes.	42
7.5 Further Assurances; No Avoidance.	42
7.6 Publicity	43
7.7 Seller Release.	43
7.8 Certain Restrictions.	43
7.9 Certain Post Closing Rights and Obligations	45
7.10 Employees and Employee Benefit Plans	46
7.11 Use of Name	47
7.12 Affiliate Entities	47
Article VIII Closing Deliverables	47
8.1 Sellers’ Closing Deliveries	47
8.2 Purchaser Closing Deliveries	49

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Article IX Survival; Indemnification	49
9.1 Survival.	49
9.2 Indemnification by Sellers.	50
9.3 Indemnification by Purchaser.	52
9.4 Claim Notice.	53
9.5 Indemnity Disbursements.	57
9.6 Exclusive Remedy; No Double Recovery	58
9.7 Specific Performance	59
9.8 Indemnification in Case of Strict Liability or Indemnitee Negligence	59
9.9 Determination of Losses	59
9.10 Treatment of Indemnity Payments for Tax Purposes	59
9.11 Payment or Reimbursement of Losses	59
9.12 Right to Setoff	59
Article X Sellers’ Representative	59
10.1 Authorization of Sellers’ Representative	59
10.2 Payment of Expenses	60
10.3 Proportionate Share; Expenses.	61
10.4 Compensation; Exculpation.	61
10.5 Successor Sellers’ Representative	61
10.6 Power of Attorney	62
10.7 Certain Limitations	62
10.8 Correspondence	62
Article XI General Provisions	62
11.1 Disclosure Schedule	62
11.2 Assignment	62
11.3 No Third Party Beneficiaries	62
11.4 Notices	63
11.5 Counterparts	63
11.6 Entire Agreement; Exclusivity of Agreement	63
11.7 Amendments	64
11.8 Severability	64
11.9 Governing Law; Venue; Waiver of Jury Trial.	64
11.10 Waiver in Writing	65
11.11 Attorneys’ Fees and Expenses	65
11.12 Construction.	65

iii

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this ”Agreement”), dated as of February 24, 2022 (the “Effective Date”), is among Flora Growth Corp., an Ontario corporation (“Parent”); Flora Growth U.S. Holdings Corp., a Delaware corporation (“Purchaser”); High Roller Private Label LLC, a Delaware limited liability company (“High Roller”); Just Brands LLC, a Florida limited liability company (“Just Brands” and together with High Roller, each a ”Company” and together the “Companies”); ASH Group of Florida Inc., a Florida corporation (“ASH”); Just Brands USA Inc., a Florida corporation (“Just Brands USA”); FMMD Network, LLC, a Florida limited liability company (“FMMD”); SSGI Financial Services, Inc., a Florida corporation (“SSGI”, together with FMMD and Just Brands USA, the “SSGI/FMMD Sellers”, together with ASH, Just Brands USA and FMMD, each a “JB Seller” and collectively the “JB Sellers”); Mitha Management Group LLC, a Florida limited liability company (“Mitha” and together with ASH, each a “High Roller Seller” and collectively the “High Roller Sellers”; each of the High Roller Sellers and the JB Sellers is referred to in this Agreement as a “Seller” and collectively as the “Sellers”); and Hussein Rakine, as the designated representative of Sellers (“Sellers’ Representative”).  Parent, Purchaser, Sellers, and Sellers’ Representative are referred to in this Agreement collectively as the ”Parties,” and individually as a ”Party.”
Recitals
A.	The JB Sellers are the record and beneficial owners of 100% of the issued and outstanding Equity Securities of Just Brands (collectively, the “JB Interests”).
B.
ASH is the holder of record and beneficial owner of 75% of the issued and outstanding Equity Securities of High Roller, and Mitha is the holder of record and beneficial owner of 25% of the issued and outstanding Equity Securities of High Roller (collectively, the “High Roller Interests” and, together with the JB Interests and the “Acquired Interests”).

C.	Just Brands USA, FMMD and SSGI have certain rights to receive proceeds of any sale of equity of Just Brands.
D.	Sellers desire to sell to Purchaser, and Purchaser desires to purchase, all of the Acquired Interests owned by Sellers in exchange for the Purchase Price.
Agreement
In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
Article I
Definitions; Interpretation
1.1 Definitions.  Capitalized terms and other terms used in this Agreement have the respective meanings set forth in Appendix A.
1.2 Interpretation.  As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:  (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “Recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedules to this Agreement, and not to any particular article, section, preamble, recital, or other subdivision of this Agreement, or appendix, exhibit, schedule, or disclosure schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form includes any other gender; (f) any word in the singular form includes the plural and vice versa; (g) except for references in Disclosure Schedule, references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Law are to it as amended, modified, supplemented, and restated as of the date of this Agreement, and, unless the context requires otherwise, any reference to any statute will be deemed also to refer to all rules and regulations promulgated thereunder; (i) except for references in Disclosure Schedule, references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to copies of documents that have been delivered, provided or made available to Purchaser means copies of those documents made available in the Data Room to Purchaser and its Representatives prior to the date of this Agreement.  If interest is to be computed under this Agreement, it will be simple interest computed on the basis of a 360‑day year of twelve 30‑day months.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.  Any financial or accounting term that is not otherwise defined in this Agreement has the meaning given such term under GAAP.
Article II
Purchase and Sale of Acquired Interests
2.1 Purchase and Sale of Acquired Interests.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer, sell, and deliver to Purchaser, free and clear of all Encumbrances, other than Permitted Equity Encumbrances, and Purchaser will purchase and accept delivery of, the Acquired Interests.
2.2 Total Consideration.  The aggregate consideration to be paid by Purchaser to Sellers for the purchase of the Acquired Interests and the other Contemplated Transactions (the ”Purchase Price”) will be:  the Cash Consideration; plus  the Share Consideration; plus   the Adjustment Amount, if any.
2.3 Determination of Closing Consideration.
(a) Preliminary Statement. Attached to this Agreement as Schedule 2.3(a), is a statement (the “Preliminary Statement”) setting forth Sellers’ good-faith estimate of the amount of the following at Closing: (i) Closing Debt (“Estimated Debt”); and (ii) Seller Transaction Expenses (“Estimated Seller Transaction Expenses”).
(b) Closing Payment.  The aggregate consideration to be paid or delivered by Purchaser to Sellers at the Closing (the “Closing Consideration”) will be (i) 9,500,000 shares of Parent’s common stock, no par value per share (“Parent Common Stock”) less the Escrow Shares (the “Closing Shares”); plus (ii) cash in the amount calculated as follows (the “Cash Consideration”):
(i) $12,500,000.00; plus
(ii) the Additional Cash Consideration; minus

(iii)             the Estimated Debt; minus
(iv)             the Estimated Seller Transaction Expenses; minus
(v) $1,000,000.00 (the “Escrow Amount”).
2.4  Purchase Price Adjustment.
(a) General.  The Purchase Price will be subject to adjustment following the Closing in accordance with this Section 2.4.  After the Closing Date, the Closing Consideration will be, on a dollar for dollar basis: (i) reduced by the amount, if any, by which the Closing Working Capital is less than the Target Working Capital; (ii) reduced by the amount, if any, by which the Closing Debt is greater than the Estimated Debt or increased by the amount, if any, by which the Closing Debt is less than the Estimated Debt; and (iii) reduced by the amount, if any, by which the Closing Seller Transaction Expenses are greater than the Estimated Seller Transaction Expenses or increased by the amount, if any, by which the Closing Seller Transaction Expenses are less than the Estimated Seller Transaction Expenses.  The net amount of all sums that are an increase or decrease to the Closing Consideration as contemplated by clauses (i) – (iii) of this Section 2.4 as finally determined pursuant to Section 2.4(b), is referred to in this Agreement as the “Adjustment Amount.”
(b) Adjustment Procedures.
(i) Purchaser’s Statement.  As promptly as practicable, but in any event not later than 45 days after the Closing Date, Purchaser shall deliver (or cause to be delivered) to the Sellers Representative the Purchaser’s good‑faith calculation of the actual amount of the following at Closing: (i) Working Capital of the Companies and their Subsidiary (“Closing Working Capital”); (ii) Indebtedness of the Companies and their Subsidiary (“Closing Debt”); and (iii) Seller Transaction Expenses (“Closing Seller Transaction Expenses”), and reasonable supporting documentation (collectively, “Purchaser’s Statement”).
(ii) Cooperation.  Sellers’ Representative and Purchaser shall, and Purchaser shall cause the Companies and their Subsidiary after the Closing Date to, cooperate and assist as requested by the Parties and, if applicable, the Accountant, in the preparation of the Preliminary Statement, Purchaser’s Statement, and the calculation of each item set forth therein, and in the conduct of the reviews referred to in this Section 2.4, including making available to the extent necessary their respective books, records, work papers, and personnel from and after the Closing Date until the Determination Date.
(iii) Determination Date.  The date (the “Determination Date”) on which Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses are finally determined will be deemed to be the earliest of: (i) the Objection Date, if Sellers’ Representative has not delivered an Objection Notice by 5:00 p.m. Eastern time on the Objection Date; (ii) the date of the expiration of the Negotiation Period if Purchaser and Sellers’ Representative have resolved in writing all disputed amounts on or before such date; and (iii) the date on which the Accountant delivers its report as to the final determination of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses.
(iv) Objection Notice.  If Sellers’ Representative objects to any portion of the Purchaser’s Statement, then Sellers’ Representative may, as promptly as practicable but in any event not later than 5:00 p.m. Eastern time on the date that is 15 days after receipt by Sellers’ Representative of Purchaser’s Statement (the “Objection Date”), deliver a written notice (an “Objection Notice”) to Purchaser.  An Objection Notice must specify: (i) those particular items or amounts set forth in the Purchaser’s Statement as to which Sellers’ Representative objects; (ii) those obligations of Purchaser under this Agreement relating to Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses that Sellers’ Representative contests have been improperly discharged; (iii) the reasons, in reasonable detail, for each such objection together with any supporting documentation available to Sellers’ Representative; and (iv) Sellers’ Representative’s calculation of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses.  If Sellers’ Representative does not timely deliver an Objection Notice, Purchaser’s calculation of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses in Purchaser’s Statement will be deemed final, binding, non‑appealable, and conclusive.
(v) Dispute Resolution.
(A) If an Objection Notice has been delivered by Sellers’ Representative on or before 5:00 p.m. Eastern time on the Objection Date, Sellers’ Representative and Purchaser shall, during the 30 days after such delivery (the “Negotiation Period”), negotiate in good faith to reach agreement on the disputed items or amounts in order to determine Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses.  If, during such period, Sellers’ Representative and Purchaser agree as to any component of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses, then Sellers’ Representative and Purchaser shall execute a written acknowledgement of such agreed upon amounts, such amounts will be deemed final, binding, non‑appealable, and conclusive on all Parties, and the Negotiation Period will be deemed expired with respect to such items as of such date of agreement and acknowledgment.
(B) If Sellers’ Representative and Purchaser are unable to agree on all such disputed items or amounts during the Negotiation Period, then the items or amounts that remain in dispute will be resolved by an independent accounting firm having no material relationship with any Party or the Companies or their Subsidiary and reasonably acceptable to both Sellers’ Representative and Purchaser (the “Accountant”).  To the extent necessary, Sellers’ Representative and Purchaser shall act in good faith to promptly agree on the Accountant and to execute such engagement letters and other documents as will be reasonably necessary to engage the Accountant within 20 days after the expiration of the Negotiation Period.
(vi) Purchaser and Sellers’ Representative shall instruct the Accountant in its engagement letter or in another joint written statement that the Accountant: (A) will act as an expert in accounting, and as an arbitrator solely with respect to items in dispute under the Objection Notice, to resolve, in accordance with GAAP as in effect at the Closing Date and/or in a manner consistent with this Agreement to the extent that it may provide for a deviation from GAAP, the items or amounts that remain in dispute from the Objection Notice, and that are not deemed by this Agreement to be final, binding, non‑appealable, and conclusive; (B) may not assign a value greater than the greatest value claimed for such item by Purchaser or Sellers’ Representative or smaller than the smallest value for such item claimed by Purchaser or Sellers’ Representative; and (C) will use commercially reasonable efforts to complete its work and deliver to Sellers’ Representative and Purchaser a written report of its decision as promptly as practicable, and in any event within 45 days after the engagement of the Accountant.
(vii) As promptly as practicable, and in any event within 20 days after the engagement of the Accountant, Purchaser and Sellers’ Representative shall deliver to the Accountant (with a copy to the other Party) a written presentation as to its position of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses.  The Accountant’s report will include a calculation of any disputed item and the resulting calculation of Closing Working Capital, Closing Debt, and Closing Seller Transaction Expenses, and

a line‑item comparison (showing increases and decreases) to the calculations contained in Purchaser’s Statement and the Objection Notice, together with explanations of each variance.  If any dispute is submitted to the Accountant pursuant to this Section 2.4, Closing Working Capital, as determined by the Accountant and set forth in its report, will be final, binding, non‑appealable, and conclusive.
(viii) Accountant Expenses.  The fees and expenses (including any retainer) of the Accountant will be borne 50% by Purchaser and 50% by Sellers’ Representative (on behalf of Sellers).
(ix) Final Purchase Price.  The Closing Consideration, as adjusted by the Adjustment Amount, if at all, as finally determined pursuant to this Section 2.4, will be referred to as the “Final Purchase Price.”
(c) Adjustment of Purchase Price.  Upon determination of the Adjustment Amount:
(i) if the Final Purchase Price is greater than the Closing Consideration, then the Parties shall deliver joint written instructions to the Escrow Agent to release the entire Escrow Fund to the Sellers, in accordance with their Proportionate Shares;
(ii) if the Final Purchase Price is less than the Closing Consideration and the Adjustment Amount is less than or equal to the amount held in the Escrow Fund, then the Parties shall deliver joint written instructions to the Escrow Agent to (A) release an amount equal to the Adjustment Amount from the Escrow Fund to Purchaser and (B) release the remaining funds in the Escrow Fund to Sellers’ Representative (for the benefit of and further distribution to Sellers, in accordance with their Proportionate Shares); and
(iii) if the Final Purchase Price is less than the Closing Consideration and the Adjustment Amount is greater than the amount held in the Escrow Fund, then (A) the Parties shall deliver joint written instructions to the Escrow Agent to release the entire Escrow Fund to the Purchaser and (B) the Sellers’ Representative (on behalf of Sellers) shall pay to Purchaser an amount in cash equal to Adjustment Amount, minus the amount released from the Escrow Fund.
(d) Escrow.  The Escrow Amount paid to the Escrow Agent pursuant to Section 2.3 shall be held in an escrow account (the “Escrow Fund”) by the Escrow Agent and used to satisfy the obligations of the Sellers under this Section 2.4.  The Escrow Agent shall hold and invest the Escrow Fund in accordance with the terms of the Escrow Agreement.  Any escrow or closing fees of the Escrow Agent shall be paid 50% by Purchaser and 50% by the Sellers.
2.5  Companies’ 2021 Revenue and EBITDA.
(a) Companies’ 2021 Revenue and EBITDA Determination.
(i) Within 30 days following the date that Purchaser receives the 2021 Audited Financials, Purchaser shall deliver to Sellers’ Representative a written statement setting forth the Companies’ 2021 Revenue and the proposed calculation of the Companies’ 2021 EBITDA.  The Companies’ 2021 EBITDA and 2021 Revenue shall be calculated in accordance with Schedule 2.5 and the Adjustment Principles.

(ii) If Sellers’ Representative disagrees with Purchaser’s calculation of the Companies’ 2021 EBITDA, Sellers’ Representative may deliver a dispute notice (the “Dispute Notice”) to Purchaser within 15 days of receiving such calculation.
(iii)    If Sellers’ Representative does not deliver a Dispute Notice to Purchaser within 15 days of receiving such calculation, then such calculation of the Companies’ 2021 EBITDA will be deemed to be final, binding, non‑appealable, and conclusive.
(iv)    If Sellers’ Representative does deliver a Dispute Notice to Purchaser (which Dispute Notice must set forth, in reasonable detail, (A) the items and amounts in dispute and an alternative amount for each such disputed item and (B) a calculation by Sellers’ Representative of the Companies’ 2021 EBITDA) within such 15‑day period commencing on the date that Sellers’ Representative receives the calculations from Purchaser, Purchaser and Sellers’ Representative shall exercise Commercially Reasonable Efforts to resolve the dispute during the 15‑day period commencing on the date Purchaser receives such Dispute Notice from Sellers’ Representative (the “Resolution Period”), which Resolution Period may be extended by the mutual written agreement of Purchaser and Sellers’ Representative.
(v) The only basis on which Sellers’ Representative may dispute any matter in such calculation are:  (A) the inaccuracy of such matter, whether factually or numerically, or (B) that such calculation was not prepared as provided in this Agreement and in accordance with Schedule 2.5.
(vi)    If Purchaser and Sellers’ Representative do not obtain a final resolution within the Resolution Period, then the items in dispute will be submitted immediately to the Accountant for binding resolution.  Sellers’ Representative and Purchaser shall act in good faith to execute such engagement letters and other documents as will be necessary to engage the Accountant within 10 days but in no event later than 20 days after the expiration of the Resolution Period.  Purchaser and Sellers’ Representative shall jointly instruct the Accountant that it:  (A) will act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with GAAP and this Agreement, only the matters specified in any timely delivered Dispute Notice that remain in dispute; (B) will adjust the calculation of the Companies’ 2021 EBITDA to reflect such resolution; (C) may not determine an amount of the Companies’ 2021 EBITDA in excess of that claimed by Sellers’ Representative or less than that claimed by Purchaser; (D) will deliver to Purchaser and Sellers’ Representative a written decision of its calculation of the Companies’ 2021 EBITDA as promptly as practicable and, in any event, within 30 days following the submission of the matters that remain in dispute to the Accountant for resolution, and (E) may not engage in ex parte communications with either Purchaser or Sellers’ Representative or any Seller or any Representative of the foregoing without the other’s express written consent.  Purchaser and Sellers’ Representative each shall have the right to submit written information to the Accountant in support of their respective positions; provided, that, when doing so, it provides a copy of such written information to the other Party as well as the Accountant.  The written resolution of the Accountant in response to such joint instructions shall be deemed final and binding on all Parties to this Agreement.
(vii)   The fees and expenses (including any retainer) of the Accountant will be borne 50% by Purchaser and 50% by Sellers’ Representative (on behalf of Sellers).
(b) Adjustment.  Promptly following the final determination of the Companies’ 2021 EBITDA and the Companies’ 2021 Revenue in accordance with Section 2.5(a), if (i) the Companies’ 2021 EBITDA is less than $4,000,000.00 (such amount, the “EBITDA Shortfall”) and/or (ii) the Companies’ 2021 Revenue is less than $29,000,000.00 (such amount, the “Revenue Shortfall”), then the Purchaser shall be entitled to receive from Sellers an amount equal to the greater of (A) the EBITDA Shortfall, if any, multiplied by twelve (12), and (B) the Revenue Shortfall, if any, multiplied by two (2) (such amount, the “Shortfall Amount”);

provided, that if the Companies’ 2021 EBITDA is within 2.5% of $4,000,000.00 and the Companies’ 2021 Revenue is within 2.5% of $29,000,000.00, then the Shortfall Amount shall be deemed to be zero. Purchaser shall be entitled to retain the number of Escrow Shares equal to the Shortfall Amount (such number of Escrow Shares, the “Relinquished Shares”).  For purposes of determining the value of the Escrow Shares that Parent shall be entitled to receive in accordance with this Section 2.5(b) the per share value of the Escrow Shares shall be equal to $5.00 (the “Share Price”).
2.6  Share Escrow.
(a) On the Closing Date, Parent shall deliver, or cause to be delivered, to the Share Escrow Agent, as soon as practicable after the Closing Date, by restricted book entry at Parent’s transfer agent, the Escrow Shares registered in the name of the Share Escrow Agent for the benefit of Sellers’ Representative, which shall be held in a segregated account (the “Share Escrow Account”) administered by the Share Escrow Agent in accordance with this Agreement and the Share Escrow Agreement in order to (i) satisfy any EBITDA Shortfall or Revenue Shortfall pursuant to Section 2.5 and (ii) secure certain of the obligations of the Sellers pursuant to Section 9.2(a).
(b) The Parties agree that the Sellers shall be treated, on the basis of their Proportionate Share, as the owners of the Escrow Shares for U.S. federal income Tax purposes for so long as such shares are in the Share Escrow Account, and the Parties shall file all Tax Returns consistent with such treatment.  Effective as of the Closing, the Sellers shall have the right to vote, on a Proportionate Share basis, each of the Escrow Shares until such Escrow Shares are released to Parent or a Purchaser Indemnitee and, if applicable, resold as if each Seller was the owner of record of such Escrow Shares.  Until the Escrow Shares have been released hereunder, an amount equal to any dividends or distributions that would have been payable to each Seller on a Proportionate Share basis if the Escrow Shares had been released prior to the record date for such dividends or distributions shall be delivered by Parent to the Sellers, on a Proportionate Share basis (the “Distribution Amount”).  If any securities of Parent or any other Person are included in the Distribution Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Distribution Amount, whether by way of stock splits or otherwise, shall be included in the “Distribution Amount”, and will be released to the Sellers, on a Proportionate Share basis.
(c) The Escrow Shares shall be released from the Share Escrow Account in accordance with Section 9.5 hereof.  In furtherance thereof, on the Closing Date, simultaneously with the establishment of the Share Escrow Account contemplated by this Section 2.6, the Sellers’ Representative shall establish a brokerage account (the “Sellers’ Rep Brokerage Account”) with a broker-dealer mutually acceptable to the Parties (the “Sellers’ Rep Broker”), to receive any Escrow Shares released pursuant to Section 9.5 hereof to be sold to cover indemnifiable Losses of a Purchaser Indemnitee in accordance with Article IX hereof.  The Sellers’ Representative shall consent to the creation of a lien, in form and substance reasonably satisfactory to Purchaser, on such Sellers’ Rep Brokerage Account in favor of the Purchaser to secure the obligations of the Sellers under Article IX.
2.7 Additional Shares.
(a) If at any time during the twenty-four (24) month period following the Closing Date (the “Reference Period”), the five-day volume weighted average price (“VWAP”) per share of Parent Common Stock as quoted on the NASDAQ Capital Market fails to equal or exceed the Share Price, then promptly following the twenty-four (24) month anniversary of the Closing Date, Parent shall issue Parent Common Stock (such shares, or any shares issued in accordance with Section 2.7(b), “Additional Shares”) to Sellers in an aggregate amount equal to the difference between:

(i) an amount equal to (A) (x) $47,500,000, less (y) the product of the total number of Relinquished Shares multiplied by the Share Price, less (z) the product of the total number of any Delivered Escrow Shares multiplied by the greater of (I) the volume-weighted sales price for all Delivered Escrow Shares sold during the Reference Period and (II) the highest five-day VWAP per share of Parent Common Stock as quoted on the NASDAQ Capital Market between the Closing Date and the date of the sale of such Delivered Escrow Shares, divided by (B) the highest five-day VWAP at any time during the Reference Period; and
(ii) an amount equal to (A) 9,500,000 less (B) the total number of (x) Relinquished Shares and (y) Delivered Escrow Shares.
(b) Solely in the event no Additional Shares are issued pursuant to Section 2.7(a), but the volume-weighted price for any Delivered Escrow Shares sold during the Reference Period, on an aggregated basis, is less than the Share Price, then promptly following the twenty-four (24) month anniversary of the Closing Date, Parent shall issue additional shares  of Parent Common Stock to Sellers (such shares, “Additional Escrow Shares”) in an aggregate amount equal to the difference between (i) the number of Delivered Escrow Shares sold during the Reference Period and (ii) an amount equal to (x) the product of the numbers of Delivered Escrow Shares sold during the Reference Period multiplied by the greater of (I) the weighted average sales price of all such Delivered Escrow Shares and (II) the highest five-day VWAP per share of Parent Common Stock as quoted on the NASDAQ Capital Market between the Closing Date and the date of the sale of such Delivered Escrow Shares divided by (y) the Share Price.
(c) Each Seller shall receive Seller’s Proportionate Share of the Additional Shares or Additional Escrow Shares, as the case may be, by restricted book entry at Parent’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, such Seller. Purchaser shall promptly notify Sellers in writing of its determination of the amount of Additional Shares, if any, as well as the date of issuance thereof.
(d) Notwithstanding anything to the contrary herein, in no event shall Parent issue (or have any obligation to issue), pursuant to or in connection with this Agreement, a number of Additional Shares of Parent Common Stock that, together with the Closing Shares and the Escrow Shares exceeds the Parent Share Cap, unless Parent shall have first obtained the Requisite Parent Stockholder Approval. In the event Requisite Parent Stockholder Approval is obtained, the Parent Share Cap shall be disregarded.  In the event Requisite Parent Stockholder Approval is not obtained and the number of Additional Shares that would have been otherwise deliverable under Section 2.7(a) or (b) above, together with the 9,500,000 shares of Parent Common Stock issuable under Section 2.3(b)(i) is greater than the Parent Share Cap (such difference, the “Excess Share Number”), Parent shall pay to Sellers, an amount of cash equal to (i) in the case of Section 2.7(a), the Excess Share Number multiplied by the highest 5-day VWAP during the Reference Period or (ii) in the case of Section 2.7(b), the Excess Share Number multiplied by the Share Price, to be paid to Sellers in accordance with their Proportionate Share and the Allocation Schedule.
(e) In the event of changes in the outstanding Parent Common Stock or in the capital structure of Parent by reason of any stock dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Closing Date, the number of Additional Shares (and the associated calculation of number of Additional Shares) deliverable pursuant to this Section 2.7 will be equitably adjusted as to the number (and price calculation) or of Additional Shares to the extent necessary to preserve the economic intent of the Parties.

2.8 Withholding Tax.  Purchaser will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, provincial, or foreign Law, provided that (i) to the extent such withholding obligation does not relate  to (A) payments of compensation for services or (B) a failure to provide documentation reasonably requested by Purchaser, Purchaser shall provide the relevant Seller(s) with notice of any amounts Purchaser determines, acting in good faith, are required to be deducted or withheld from amounts otherwise payable to such Seller prior to making such withholding and (ii) Purchaser shall provide a reasonable opportunity for such relevant Seller(s) to provide such forms or other evidence that would exempt such amounts from withholding Tax.  To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made.
2.9 Financial Statement Adjustments. The Financial Statements have been prepared to include FMMD and Just Brands USA (in addition to the Companies), which will no longer be included in the financial statements of the Companies after Closing nor for any purposes of determining compliance with financial targets of the Companies or any other purpose under this Agreement.  Notwithstanding any other provision in this Agreement, the Parties agree to disregard any inter-company accounts reflected in the Financial Statements for all purposes under this Agreement, including determination of 2021 Revenue, 2021 EBITDA, determination of any Adjustment Amount, and compliance with Article V; provided, however, that this provision is not intended, nor shall it operate, to disregard any misstatement, omission, error or incorrect accounting entry that otherwise results in any Loss or Liability to any Company after the reconciliation of any such inter-company accounting entries, and any such Loss or Liability will not be subject to any of the indemnification limitations set forth in Article IX.
Article III
Closing
3.1 Closing.  The purchase and sale of the Acquired Interests will be consummated at a closing (the ”Closing”) to take place remotely via the electronic exchange of documents and signatures on the date of this Agreement.  The date and time that the Closing actually occurs is referred to in this Agreement as the ”Closing Date.”  Notwithstanding the foregoing and regardless of the time at which funds are actually transmitted, the purchase and sale of the Acquired Interests will be deemed to have been consummated at 11:59 p.m. Eastern Time on the Closing Date.  The payment of the Cash Consideration and the deductions to the Cash Consideration, the issuance of the Closing Shares and the delivery of all Transaction Documents, certificates, and instruments delivered at the Closing, will be deemed to have been delivered simultaneously, and neither the delivery of the Cash Consideration, the Closing Shares nor any such Transaction Documents, certificates, and instruments will be deemed delivered or waived until all have been delivered.
3.2 Delivery of Acquired Interests.  At the Closing, the Sellers’ Representative shall deliver to Purchaser evidence reasonably satisfactory to Purchaser, including updates to the register of ownership interests for each Company reflecting that all Acquired Interests are registered in the name of Purchaser at and as of the Closing, free and clear of all Encumbrances, other than Permitted Equity Encumbrances, and a duly executed unit transfer power in substantially the form of Exhibit A (the ”Securities Assignment”).
3.3 Delivery by Purchaser of Consideration at Closing.  At the Closing, Purchaser shall:
(a) deliver to each Seller evidence reasonably satisfactory to Sellers’ Representative of the issuance of such Seller’s Proportionate Share of the Closing Shares as set forth in the Allocation Schedule, by restricted book entry at Purchaser’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, such Seller;

(b) deliver to the applicable Person (on behalf of Sellers) an amount equal to any Seller Transaction Expenses and Indebtedness of the Companies and their Subsidiary as of the Closing Date not paid by or on behalf of Sellers prior to Closing, which will be delivered by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative (such designation to occur no less than two Business Days prior to the Closing);
(c) deliver to Sellers immediately available funds to an account or accounts designated in writing by Sellers’ Representative (such designation to occur no less than two Business Days prior to the Closing), in an amount equal to the Cash Consideration, to be paid to Sellers in accordance with their Proportionate Share and the Allocation Schedule;
(d) deliver to the Share Escrow Agent the Escrow Shares as required under Section 2.6(a); and
(e) deliver to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent.
Article IV
Representations and Warranties Relating to Sellers
Each Seller, severally and not jointly, and only as may apply to such individual Seller, represents and warrants to Purchaser:
4.1 Standing.  If a natural person, such Seller has legal capacity to enter into this Agreement.  If a corporation, limited liability company, partnership, trust, or other Entity, such Seller is duly organized, validly existing, and in good standing (if the concept of good standing applies) under the Laws of the jurisdiction of its incorporation or formation.
4.2 Title to Acquired Interests.  Such Seller:  (i) has good and valid title to and record and beneficial ownership of such Seller’s Proportionate Share of the Acquired Interests, in each case free and clear of all Encumbrances, other than Permitted Equity Encumbrances; (ii) has not granted any option or other right in or to any of such Seller’s Proportionate Share of the Acquired Interests; and (iii) other than as set forth in Section 4.2 of the Disclosure Schedule or contained in the Organizational Documents of the Companies and their Subsidiary, copies of which have been provided to Purchaser, is not a party to any voting trust, voting agreement, shareholder, or other Contract relating to, binding on, or otherwise affecting such Seller’s right to freely transfer such Seller’s Proportionate Share of the Acquired Interests.
4.3 Authority; Execution and Delivery; Enforceability.
(a) Power and Authority.  If a natural person, such Seller has full power and authority to execute and deliver the Transaction Documents to which such Seller is a party, to perform such Seller’s obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to such Seller.  If a corporation, limited liability company, partnership, trust, or other Entity, such Seller has full corporate, limited liability company, trust, or other necessary power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to consummate the Contemplated Transactions.

(b) Execution and Delivery; Enforceability.  If a natural person, each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and (assuming due authorization, execution, and delivery by Purchaser) constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.  If a corporation, limited liability company, partnership, trust, or other Entity, (i) the execution and delivery by such Seller of each Transaction Document to which such Seller is a party, the performance by such Seller of its obligations under each such Transaction Document and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all requisite corporate, limited liability company, trust, or other necessary action on the part of such Seller; and (ii) each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller, and (assuming due authorization, execution, and delivery by Purchaser) constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Remedies Exception.
4.4 Consents and Authorizations; No Conflicts. The execution, delivery, and performance by such Seller of each Transaction Document to which such Seller is a party, and the consummation of the Contemplated Transactions, do not and will not:  (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller; (b) result in a violation or breach of any provision of any Law or Order applicable to such Seller; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which such Seller is a party; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Equity Encumbrances, on such Seller’s Proportionate Share of the Acquired Interests.  No Consent of, declaration to, filing with, or notice to, any Person or Governmental Entity is required by or with respect to such Seller in connection with the execution and delivery of each Transaction Document to which such Seller is a party and the consummation of the Contemplated Transactions.  Except as expressly set forth in this Agreement and except for compensation payable and expense reimbursements to such Seller in the Ordinary Course of Business, no Company nor their Subsidiary owes, nor is obligated, to pay such Seller (or any Affiliate(s) of such Seller) any amount or owes any other obligation to any of them, and neither such Seller (nor any Affiliate(s) of such Seller) has any claim of any kind against the Companies or their Subsidiary or any shareholder, director, officer, employee, agent, member, or manager of the Companies or their Subsidiary.
4.5 Brokers.  Except as set forth on Section 4.5 of the Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller.
4.6 Solvency.  There is no Proceeding pending or, to such Seller’s Knowledge, threatened against such Seller or any of its properties, assets, or businesses, or any Order to which such Seller is subject that (a) challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions, or (b) would result in a Material Adverse Effect.  Such Seller is not Insolvent as of immediately prior to the Closing.
4.7 Proceedings; Orders.  There is no Proceeding pending or, to such Seller’s Knowledge, threatened, or any outstanding Order against, binding on, or otherwise affecting, such Seller or Sellers’ Representative that may reasonably be expected to (a) cause, result in, or give rise to, any legal restraint on, prohibition against, or delay of, the Contemplated Transactions, or (b) impair or have any adverse effect on, the ability of such Seller and Sellers’ Representative to perform their respective obligations under any Transaction Document to which such Seller or Seller’s Representative is a party or to consummate the Contemplated Transactions.
4.8 Investment Representations.
(a) Such Seller is aware that the Parent Common Stock issued as the Share Consideration has not been registered under the Securities Act, and that the Share Consideration is deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”).  Such Seller also understands that the Share Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Seller’s warranties contained in this Article IV.

(b) Such Seller is obtaining the Parent Common Stock issued as the Share Consideration for its own account and has no present intention of distributing or selling the Share Consideration except as permitted under the Securities Act, applicable state securities Laws and the Lock‑up Agreement.
(c) Such Seller has sufficient knowledge and experience in business and financial matters to evaluate Parent, its proposed activities and the risks and merits of an investment in the Parent Common Stock.  Such Seller has the ability to accept the high risk and lack of liquidity inherent in such an investment.
(d) Such Seller has had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent.  Such Seller has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of an investment in the Parent Common Stock.  Such Seller understands the significant risks of such an investment.
(e) Such Seller has the capacity to protect its own interests in connection with the issuance of the Share Consideration by virtue of its business or financial expertise.
(f) Such Seller understands that the Parent Common Stock issued as the Share Consideration to him, her or it pursuant to this Agreement, without limiting the obligations of Parent in Section 7.9, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state, federal and provincial securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Share Consideration or any available exemption from registration under the Securities Act and applicable state, federal and provincial securities laws, the Share Consideration must be held indefinitely.  Such Seller has been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three month period not exceeding specified limitations.  Such Seller further understands and agrees that an appropriate restrictive legend will be placed on any certificates issued representing shares comprising Share Consideration and that are not otherwise subject to an effective Registration Statement and appropriate stop transfer instructions will be placed with Parent’s transfer agent with respect to the transfer of shares issued as Share Consideration.
(g) Such Seller has satisfied itself as to the full observance of the Laws of its jurisdiction of residence in connection with the receipt of the Share Consideration including (i) the legal requirements within its jurisdiction for the receipt of the Share Consideration, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other Consents that may need to be obtained in connection with such acquisition, and (iv) the Income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or Transfer of the Share Consideration.
(h) Such Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(i) If a natural person, such Seller resides at the address set forth next to such Seller’s name on Section 4.8(i) of the Disclosure Schedule.  If a corporation, limited liability company, partnership, trust, or other Entity, such Seller’s principal place of business is at the address set forth next to such Seller’s name on Section 4.8(i) of the Disclosure Schedule.
Article V
Representations and Warranties Relating to the Companies
(i) Each High Roller Seller, jointly and severally, represents and warrants to Purchaser, with respect to High Roller; and (ii) ASH and the SSGI/FMMD Sellers, severally and not jointly, represent and warrant to Purchaser, with respect to Just Brands and Just Brands International Ltd., a company incorporated under the laws of England and Wales (“Just Brands UK” (which, solely for the purposes of this Article V, shall be deemed a “Company”)), as follows:
5.1 Organization and Good Standing.
(a) (i) High Roller was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of Delaware; (ii) Just Brands was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of Florida; and (iii) Just Brands UK was duly incorporated and organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of England and Wales. Copies of the Companies’ Organizational Documents have been properly kept and contain an accurate and complete record of the matters with which they should deal and as of the Closing have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.
(b) Each Company has full corporate or limited liability company power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.  Each Company is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary except where the failure to be so qualified would not have a Material Adverse Effect.  Each jurisdiction where each Company is qualified, authorized, registered, or licensed as a foreign entity is listed in Section 5.1 of the Disclosure Schedule.
5.2 Equity Securities; Capitalization.
(a) Capitalization.  The High Roller Interests constitute 100% of the issued and outstanding Equity Securities of High Roller and the JB Interests constitute 100% of the issued and outstanding Equity Securities of Just Brands.  Just Brands UK is a wholly-owned subsidiary of Just Brands. Section 5.2(a) of the Disclosure Schedule accurately and completely sets forth the capitalization of each Company prior to the Closing, including for each respective Entity (i) each class of Equity Securities; and (ii) a list of the full legal names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the percentage and class of Equity Securities owned by each such owner.
(b) Voting Debt.  There are no authorized or outstanding bonds, debentures, notes, or other Indebtedness of the Companies having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of any of the Companies may vote on or approve (“Voting Debt”).

(c) Subsidiaries.  Except as set forth in Section 5.2(a) of the Disclosure Schedule, none of the Companies has Subsidiaries and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.
(d) Options.  None of the Companies has any options or other equity‑based awards, issued, and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, or other commitments or undertakings (other than this Agreement) under any Company, as applicable, is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of any Company, as applicable, or any Voting Debt.
(e) No Other Securities.  Except for the Acquired Interests, there are no other Equity Securities or debt securities of the Companies of any class or series that are issued, reserved for issuance, or outstanding.  No former equity owner of any Seller that is an Entity, the Companies, or any of their respective predecessors, and no former holder of any right to acquire any interest in the Companies, or any of their respective predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against any Seller that is an Entity or the Companies.
(f) Validity.  The Acquired Interests were duly authorized and validly issued, are fully paid and non‑assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws.  None of the Acquired Interests were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of the Companies or the owners of such Equity Securities.
(g) Redemption; Voting Agreements.  There are no agreements or outstanding obligations (contingent or otherwise) of the Companies to repurchase, redeem, or otherwise acquire any Acquired Interests.  There are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which any of the Companies is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Acquired Interests.
5.3 Authority; Execution and Delivery; Enforceability.
(a) Power and Authority.  Each of the Companies has full corporate or limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to such Company.
(b) Due Authorization.  The execution and delivery by each Company of the Transaction Documents to which it is a party, each Company’s performance of its obligations under such Transaction Documents, and each Company’s consummation of the Contemplated Transactions applicable to it, have been duly authorized by all necessary corporate action of such Company, including any required approvals under applicable Law or such Company’s Organizational Documents.
(c) Execution and Delivery; Enforceability.  Each Transaction Document to which a Company is a party has been duly executed and delivered by such Company, and (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Remedies Exception.

5.4 Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by each Company of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not:  (a) conflict with or result in a violation or breach of any provision of such Company’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to such Company; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Benefit Plan or Contract to which such Company is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of such Company’s properties or assets.  No Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to the Companies in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.
5.5 Financial Matters.
(a) Section 5.5(a) of the Disclosure Schedule sets forth correct and complete copies of (i) each Company’s audited financial statements consisting of the consolidated balance sheets of the Companies as of December 31, 2020 and December 31, 2019, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (ii)  the unaudited financial statements consisting of the balance sheet of each Company as of December 31, 2021, and the related statements of income, stockholders’ equity, and cash flows for the year then ended (the ”Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of the Companies as of the respective dates they were prepared and the results of the operations and cash flows of the Companies for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year‑end adjustments, none of which are material, and the absence of notes.  The Financial Statements were derived from the books and records of the Companies.  To the Knowledge of Sellers, there has been no, and there does not currently exist any, fraud, nor the existence of or allegation of financial improprieties that involves management of any Company.  The balance sheet of each Company as of December 31, 2021, are collectively referred to in this Agreement as the ”Interim Balance Sheet” and the date thereof as the ”Interim Balance Sheet Date.”
(b) Except as set forth in Section 5.5(b) of the Disclosure Schedule, no Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of any Company’s working capital since December 31, 2020.  Since December 31, 2020, all operations of the Companies, including working capital, accounting policies, sales and marketing, human resources, and capital expenditures, have been managed in the Ordinary Course of Business and in a manner required to support the on‑going operations of the Companies.  All working capital and accounting policies are presented on the Financial Statements in accordance with GAAP.
(c) Except as set forth in Section 5.5(c)(i) of the Disclosure Schedule, all notes and accounts receivable of the Companies reflected on the Interim Balance Sheet or that have arisen since the Interim Balance Sheet Date, except such notes and accounts receivable as have been collected after such date, are valid and enforceable claims and, to the Knowledge of Sellers, are not subject to any defense, offset, adjustment, or counterclaim, and none have been threatened in writing, subject in each case to the reserve for bad debts reflected in the Interim Balance Sheet, which has been calculated in accordance with GAAP.  All such notes and accounts receivable of the Companies arose in the Ordinary Course of Business from the sale and delivery of goods actually made or the actual provision of services to customers of the Companies, none of which, are equity owners or Affiliates of any Company.  All of the notes and accounts receivable of the Companies are, in the aggregate, collectible within 90 days in full, net of the reserve therefor, in the Ordinary Course of Business, except as provided for in the allowance for doubtful accounts.  Section 5.5(c)(ii) of the Disclosure Schedule sets forth a materially accurate aging of all accounts receivable of each Company as of the Interim Balance Sheet Date.

Except as set forth in Section 5.5(c)(iii) of the Disclosure Schedule, no Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of any Company’s Accounts Receivable as of the Closing Date.
(d) Section 5.5(d) of the Disclosure Schedule sets forth in reasonable detail, including aging by date of invoice, each Company’s updated calculation of its Accounts Payable as of the Closing.  No Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of any Company’s Accounts Payable as of the Closing Date.
(e) Section 5.5(e) of the Disclosure Schedule sets forth in reasonable detail each Company’s updated calculation of its Accrued Liabilities as of the Closing.  No Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of any Company’s Accrued Liabilities as of the Closing Date.
(f) Each Company maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that such Company’s transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of such Company as of the respective dates and periods thereof.
5.6 No Undisclosed Liabilities.  No Company has any Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law:  (a) Liabilities included and reserved against on its Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by such Company since the Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 5.6 of the Disclosure Schedule.
5.7 Absence of Changes or Events.  Since December 31, 2020, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, each Company has conducted its business only in the Ordinary Course of Business.  Except as set forth by reference in Section 5.7 of the Disclosure Schedule, since December 31, 2020, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Purchaser, none of the Companies have:
(a) sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $20,000.00 individually or $35,000.00 in any series of transactions, other than in the Ordinary Course of Business;
(b) entered into any Contract (or series of related Contracts), other than Contracts for employment or engagement of service providers that can be terminated by the employer at will, without prior notice or payment of severance or other penalty, (i) in the Ordinary Course of Business and involving more than $50,000.00 and/or with a term greater than 12 months, which term may not be terminated by such Company upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $35,000.00;

(c) created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;
(d) made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $35,000.00 in the aggregate;
(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;
(f) to the extent involving more than $35,000.00 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Indebtedness incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness;
(g) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;
(h) made or authorized any change in its Organizational Documents;
(i) issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;
(j) declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;
(k) experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $35,000.00 individually or $100,000.00 in the aggregate;
(l) (i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit‑based increases in the Ordinary Course of Business not exceeding 5% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;
(m) adopted, entered into, become bound by, or amended, modified, or terminated, any collective‑bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;
(n) other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit‑sharing, incentive, severance, or other Benefit Plan, or any employment‑related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Benefit Plan, employment‑related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Benefit Plan, employment‑related Contract, or other employee compensation arrangement;

(o) (i) made any change in the Tax reporting or accounting principles, practices, or policies; (ii) settled, compromised, or agreed to any adjustment of any Tax claim or liability; (iii) made, changed, or rescinded any Tax election; (iv) amended any Tax Return; (v) entered into any closing or similar agreement with respect to Taxes; or (vi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(p) instituted or settled any Proceeding;
(q) made any write‑off or write‑down of or made any determination to write‑off or write‑down any of its properties and assets in excess of $10,000.00 in the aggregate;
(r) made any material change in the general pricing practices or policies or the credit or allowance practices or policies of such Company, including any discounting or increased credit terms;
(s) outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on Disclosure Schedule;
(t) excluding via commercially available shrink‑wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Company Intellectual Property outside the Ordinary Course of Business;
(u) accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;
(v) other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of the Companies;
(w) entered into (i) any Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $50,000.00 in the current calendar year;
(x) commenced or terminated any line of business;
(y) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(z) suffered or been threatened in writing with any material adverse change in the business operations or financial condition of such Company, that has had, or would reasonably be expected to have, a Material Adverse Effect;
(aa) entered into any transaction between a Company, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or
(bb) agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

5.8 Indebtedness.  Section 5.8 of the Disclosure Schedule sets forth, with respect to each Company, an accurate and complete list of all Indebtedness of such Company as of the date of this Agreement.  Each Company has the unrestricted right to pay or pre‑pay all such Indebtedness at its par value without material penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement.
5.9 Title to Assets; Real Property.
(a) Title to Assets.  Each Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non‑real estate assets reflected in its Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances.  All such properties and assets are in good condition and repair (subject to normal wear and tear) and are reasonably sufficient for the operation of such Company’s business.  Each Company is the only operation through which the Business is conducted and, except as set forth in Section 5.9(a) of the Disclosure Schedule, no similar business is conducted by any Affiliate of the Companies or any Seller.  Such properties and assets constitute all of the tangible personal property and assets reasonably necessary for the continued conduct of the Business as currently conducted and are owned or leased (under a valid leasehold arrangement) by a Company and none of such properties and assets are held by any Affiliate of a Company or any Seller other than as set forth in Section 5.24 of the Disclosure Schedule.
(b) Owned Real Property.   No Company currently owns, nor has it ever owned, any real property.
(c) Leased Real Property.  Section 5.9(c) of the Disclosure Schedule sets forth a correct and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by each Company (collectively, the ”Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Real Property Lease”).  Each Company has a valid and subsisting leasehold interest in its Leased Real Property, in each case free and clear of all Encumbrances, other than the Real Estate Encumbrances.  All such Real Property Leases are in full force and effect, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, any Company under any Real Property Lease to which it is a party, or, to the Knowledge of Sellers, by any other party to any such Real Property Lease.  The operations of the Companies on the Leased Real Property do not materially violate any applicable Law.  All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by a Company in connection with the past and present operations of the Companies and the Business on the Leased Real Property have been lawfully issued to such Company and are, as of the date of this Agreement, and will be following the consummation of the Contemplated Transactions, in full force and.  The Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted).  Correct and complete copies of the Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any Real Property Leases since the date of delivery.  The Leased Real Property has not been subleased or licensed by any Company, and the Companies are the only party(ies) in occupancy of each Leased Real Property.

5.10 Intellectual Property.
(a) Section 5.10(a) of the Disclosure Schedule contains a true, correct and complete list of each of the following items of Intellectual Property (i) in which any Company has an ownership interest of any nature, or that is registered in the name of, on behalf of or by any Company or (ii) in which any Seller or Sellers’ Representative has an ownership interest of any nature, or that is registered in the name of, on behalf of or by any Seller or Sellers’ Representative that:  (A) is a Trademark registration, Trademark application, unregistered Trademark, trade name, domain name registration or social media account that is or includes the JUST element (or any element substantially similar thereto) or (B) is primarily used in the conduct of the Business of any Company, as currently conducted or proposed to be conducted (the “Seller Owned Business Intellectual Property”):  all patents, patent applications, provisional patent applications, Trademark registrations, Trademark applications, unregistered Trademarks, trade names, copyright registrations, copyright applications, Internet domain name registrations and social media accounts (all Intellectual Property listed or required to be listed on Section 5.10(a) of the Disclosure Schedule, together with all other Intellectual Property that any Company owns or purports to own and all other Seller Owned Business Intellectual Property, the “Owned Intellectual Property”).  Section 5.10(a) of the Disclosure Schedule accurately summarizes, where applicable, the following for each item of scheduled Intellectual Property:  patent number, application number, registration number, filing date, date of issuance, applicant, mark or name and country of origin.  Each Company or a Seller or Sellers’ Representative exclusively owns all rights, title, and interests in and to all Owned Intellectual Property, and each Company has the right or license to use all other Intellectual Property currently used or held for use by such Company or necessary to conduct the Business as currently conducted or proposed to be conducted (the “Company Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Company Intellectual Property”), in the manner in which such Intellectual Property is currently used or held for use in the conduct the Business as currently conducted, free from (i) any Encumbrances (except Permitted Encumbrances), and (ii) any requirement of any past, present or future royalty payments, license fees, charges, or other payments.  Except pursuant to a Contract set forth in Section 5.13(a)(xxiii) of the Disclosure Schedule, no Company, Seller or Sellers’ Representative has licensed, sublicensed or granted, and is not otherwise obligated to license, sublicense or grant any right to, any Person any Company Intellectual Property, nor has any Company, Seller or Sellers’ Representative otherwise agreed not to assert any Owned Intellectual Property against any Person.  All Owned Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect (and all renewal and maintenance fees in respect of each item of patented or registered Owned Intellectual Property have been duly paid), and no Owned Intellectual Property is or during the five (5) year period immediately preceding the date of this Agreement has been the subject to any challenge to the Company’s or any Seller’s or Sellers’ Representative’s ownership or the validity or enforceability thereof, or any opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same.  To the Knowledge of Sellers, all Company Licensed Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect (and all renewal and maintenance fees in respect of each item of patented or registered Company Licensed Intellectual Property have been duly paid), and no Company Licensed Intellectual Property is the subject to any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same.  Except as set forth on Section 5.10(a) of the Disclosure Schedule, no Seller or Sellers’ Representative owns any right, title or interest in or to any Company Intellectual Property.  No Owned Intellectual Property is subject to any Order that restricts, impairs, or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of, or that otherwise relates to or affects, the Owned Intellectual Property.
(b) (i) Company Intellectual Property as currently licensed or used by the Companies, the Companies’ conduct of the Business as currently conducted, and each Company’s products and services, do not infringe, violate, or misappropriate (and during the three (3) year period immediately preceding the date of this Agreement have not infringed, violated or misappropriated) the Intellectual Property of any Person, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person, and, except as set forth on Section 5.10(b) of the Disclosure Schedule, no such action, claim or allegation has been pending or threatened during the three (3) year period immediately preceding the date of this Agreement; and (ii) to the Knowledge of Sellers, no Person is infringing, violating, or misappropriating (and during the three (3) year period immediately preceding the date of this Agreement no Person has infringed, violated or misappropriated) any Owned Intellectual Property, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Owned Intellectual Property against any third Person, and no such action, claim or allegation has been pending or threatened during the three (3) year period immediately preceding the date of this Agreement.
(c) The Software and Information Systems owned by each Company or leased or licensed for use in the conduct of the Business:  (i) are reasonably sufficient for the immediate and future needs of the Business as currently conducted and as currently proposed to be conducted, and for their intended function, operation and purposes; (ii) currently operate in a reasonable manner without material malfunction, unplanned downtime, or disruption or interruption; (iii) to Sellers’ Knowledge, are free from any disabling code, time bomb, virus or other malicious or harmful code, and (iv) each Company has taken commercially reasonable actions consistent with other businesses in its industry, to safeguard the Software and Information Systems owned by such Company or used in the conduct of the Business, including protecting its security, continuity and integrity.
(d) All (i) Persons who participated in or contributed to the authorship, creation, development, or conception of any Intellectual Property or Company products for or on behalf of, or under the direction or supervision of, any Company in connection with the Business or any Seller Owned Business Intellectual Property, for or on behalf of, or under the direction or supervision of, any Seller, (ii) current directors, officers, employees of any Company, and (iii) contractors, consultants, and agents of any Company with access to such Company’s Trade Secrets, have entered into confidentiality, intellectual property assignment, waiver of moral rights, and proprietary information agreements with and in favor of such Company or such Seller, and with respect to clause (i), providing for the assignment (via a present grant of assignment) by such Person to such Company or such Seller of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or contract with such Company or such Seller, and, to the Knowledge of Sellers, there has not been any breach of any of the foregoing agreements.  Each Company (or, with respect to Seller Owned Business Intellectual Property, the applicable Seller or Sellers’ Representative) has taken all actions reasonably necessary to maintain, protect and defend the Company Intellectual Property, including and where applicable, (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates with the relevant patent, copyright, trademark or other authorities, including statements of use for trademarks, (iii) recording documents of title and releases of liens required to perfect rights in the Owned Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, (v) have policed Owned Intellectual Property for infringement, misappropriation or other violations, and (vi) using reasonable measures to maintain the secrecy of all of such Company’s Trade Secrets that are material to such Company’s operations and are valuable thereto by virtue of their secrecy.  Each Company’s Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated for the benefit of any Person and no Company nor any Seller has received notice (in writing or otherwise) that any of the Companies’ Trade Secrets are or have become part of the public knowledge or literature or been used, divulged or appropriated by any Person.
(e) Upon the Closing, the Companies will own all Owned Intellectual Property and have the valid right to exploit all Company Intellectual Property or be licensed to or otherwise have the valid right to exploit the Company Intellectual Property as of the Closing Date upon the same terms and subject to the same conditions as exploited by any Company prior to the Closing.  There exists no condition, restriction or reservation affecting the title to, rights in, or utility of any Owned Intellectual Property or, to the Knowledge of Sellers, any other Company Intellectual Property, that would prevent any Company from enforcing or exploiting any of its rights with respect to Company Intellectual Property after the Closing to the same full extent that such Company might do so if the sale and transfer contemplated hereby did not take place.

(f) Except for the Internet, all Information Systems used by the Companies are reasonably sufficient for the conduct of the Business as currently conducted and, all such Information Systems are owned or licensed by a Company.  Each Company has implemented policies, procedures, and technologies in relation to information security and privacy, which policies, procedures, and technologies are designed to:  (i) protect the security, privacy, confidentiality, and integrity of the Companies and third‑party data and transaction data maintained and/or processed by any Company; (ii) protect against unauthorized access to the foregoing and the Information Systems used by any Company; (iii) meet each Company’s contractual commitments in respect of privacy and data security; and (iv) comply with all applicable Laws regarding the same.  Such policies, procedures and technologies have been sufficient in all material respects to accomplish those designs.  Each Company is currently in material compliance with all of its commitments under the Material Contracts in respect of privacy and data security and material compliance with its own policies regarding the same, and there have been no material violations and no Company has received any written (or to the Knowledge of Sellers, verbal or otherwise) notice of an alleged violation or default in relation thereto.  No Company is prohibited by any Contract or privacy policy (whether its own or that of any other Person) or any applicable Law, in each case, relating to information security and privacy, from consummating the Contemplated Transactions.
(g) To the Knowledge of Sellers, there are no problems or defects in the Software owned or used by any Company that prevent such Software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose.  Each Company has given Purchaser full access to any material information, data, and databases in its possession documenting any material defects, bugs or problems in such Software.
(h) Each Company has implemented at least industry standard procedures and practices for the archival, back‑up, recovery, and restoration of its material business data.
(i) No Person has claimed any compensation from any Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relate to such Company. No Company has had:  (i) any data breaches; or (ii) any loss, unauthorized disclosure, or transfer of personal data.
(j) None of the Owned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any government authority, public authority, university, corporate sponsor or other third party (“R&D Sponsor”).  None of the employees, consultants or independent contractors of any Company or Seller who are or were involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property during the time period in which such Person was engaged by any Company or Seller for the purpose of such contribution, creation or development of any of the Owned Intellectual Property, was an employee of any R&D Sponsor without receiving the approval of the relevant R&D Sponsor to such engagement with such Company, to the extent such approval was required.
5.11 Information Systems.
(a) Except as set forth on Section 5.11 of the Seller Disclosure Schedule, all Information Systems used by each Company are validly owned, licensed, controlled, or operated by or on behalf of such Company.  The Information Systems used by each Company for the conduct of such Company’s business as currently conducted operate in all material respects in accordance with their documentation and functional specifications.

(b) Each Company has implemented reasonable procedures in relation to information security intended to (i) protect the security, privacy, confidentiality, and integrity of the data maintained by such Company; and (ii) protect against unauthorized access to the foregoing and the Information Systems used by such Company.
5.12 Security Breaches; Privacy.
(a) Except as set forth on Section 5.12(a) of the Seller Disclosure Schedule, during the last three (3) years there has been no suspected or actual breach of security relating to, or unauthorized access to or acquisition, use, loss, destruction, compromise, or disclosure of, the personal information or confidential or proprietary data maintained or stored on any Information Systems used by each Company in the conduct of its business as currently conducted (a “Security Breach”).
(b) Except as set forth on Section 5.12(b) of the Seller Disclosure Schedule, no Company has been notified of any requirement and to the Knowledge of Sellers, there have been no facts or circumstances that would require any Company to give notice to any customers or other individuals of any actual or perceived Security Breach under applicable Law.
5.13 Material Contracts.
(a) Section 5.13(a) of the Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 5.16(b) of the Disclosure Schedule and any Transaction Documents to which Purchaser is a party), to which any Company is a party, under which any Company has any Liability, or by which any Company or any of its assets and properties, or any items of Seller Owned Business Intellectual Property, are bound (collectively and with all amendments, modifications, and supplements thereto, the ”Material Contracts”):
(i) any Contract (or series of Contracts) with any (A) current customer of any Company involving payment to any Company of an amount in excess of $35,000.00, (B) Material Customer, or (C) Governmental Entity (including any Contract that relates to any Liability or obligation of any Company to any Governmental Entity);
(ii) any Contract with a Material Vendor;
(iii)    any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), involving payment to by any Company of an amount in excess of $35,000.00, and in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months or (B) that constitutes a requirements, output, or similar Contract;
(iv)    any Contract (or series of Contracts) under which any Company has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business;
(v) any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by such Company at will or by giving notice of 30 days or less, without liability;

(vi)    any Contract pursuant to which any third party agrees to act as an agent of any Company;
(vii)    any Contract that includes any of the following or similar terms:  (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;
(viii)   any Contract under which any Company gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in‑kind incentive with a value in excess of $35,000.00;
(ix)    any Contract under which any Company receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in‑kind incentive with a value in excess of $35,000.00;
(x) any Contract providing for any offset, countertrade, or barter arrangement;
(xi)    any Contract containing any (A) exclusivity provision, stand‑still provision, non‑solicitation or non‑hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) ”most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of any Company, (D) minimum purchase volumes or purchase volume discounts, (E) material “take‑or‑pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $10,000.00 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non‑disclosure terms other than Ordinary Course of Business purchase orders;
(xii)     any Contract between or among any Company, on the one hand, and (A) any Seller, (B) any Affiliate of any Company or any Seller, (C) any directors, managers, or officers of any Company, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;
(xiii)  any Contract that (A) relates to Indebtedness, or (B) grants or creates any Encumbrance upon any material assets and properties of any Company;
(xiv)  any Contract that constitutes (A) a guaranty of any Indebtedness of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;
(xv)  any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by any Company of an amount in excess of $35,000.00 per Contract;
(xvi)  any Contract providing for or relating to (including any review or non‑disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by any Company (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving any Company or any Seller in such Seller’s capacity as a direct or indirect owner of such Company;

(xvii)  any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, or (B) consideration payable by any Company;
(xviii)  any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating any Company to pay a bonus (or similar payment) as a result of the Contemplated Transactions that either (A) cannot be terminated by such Company at will without prior notice and without penalty or obligation or (B) provides for payment in excess of $50,000.00;
(xix)  any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by any Company with any other Person;
(xx)  any voting trust or similar agreement relating to any Acquired Interests or any Equity Securities of any Seller to which any Seller or any Company is a party;
(xxi)  any collective‑bargaining arrangement, neutrality agreement, or other Contract of any kind with a labor union or labor organization;
(xxii)  any Contract concerning the use of or restricting the use of any Company Intellectual Property, under which any third Person has granted to any Company any license to Intellectual Property (other than generally commercially available software products), pursuant to which any Company procured the development of any Intellectual Property, granted or received a covenant not to sue or settled a dispute related to Intellectual Property, or any Contract pursuant to which any Seller procured the development of Seller Owned Business Intellectual Property, granted a covenant not to sue or settled a dispute related to Seller Owned Business Intellectual Property;
(xxiii)  any Contract pertaining to the lease of real or personal property;
(xxiv)  any Contract granting a power of attorney to any Person;
(xxv) any Contract evidencing settlement of litigation entered into since January 1, 2019;
(xxvi)  any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 5.13(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000.00 in any 12‑month period or $100,000.00 over the term of the Contract or (C) is material to the Business or the use of its assets and properties; and
(xxvii)  each material amendment, supplement, and modification in respect of any of the foregoing.
(b) Purchaser has been provided correct and complete copies of each written Material Contract and description (including all material terms) of each oral Material Contract, and no changes have been made to such Material Contracts since the date of delivery.  All Material Contracts are valid, binding, in full force and effect, and enforceable against the applicable Company, and, to the Knowledge of Sellers, the other parties to such Material Contract.  Each Company has made all payments and performed all material obligations required to be paid or performed by such Company under any Material Contract to which such Company is a party or bound.

No Company, nor, to the Knowledge of Sellers, any other Person that is a party to any Material Contract, is in breach of or default under such Material Contract in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default.  No Company has released any of its rights under any Material Contract and no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of Sellers, threatened to terminate, cancel, or not renew any Material Contract.  Except in the Ordinary Course of Business, no Company is participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Material Contract or entry into any new Material Contract applicable to any Company or the real or personal property of any Company.
5.14 Insurance.  Section 5.14 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by each Company or with respect to which such Company or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the ”Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid.  Correct and complete copies of the Insurance Policies have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any of the Insurance Policies since the date of delivery.  No notice in writing (or to the Knowledge of Sellers, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to any Company with respect to the Insurance Policies.
5.15 Legal Proceedings; Orders.
(a) Section 5.15 of the Disclosure Schedule sets forth an accurate and complete list of all pending or, to the Knowledge of Sellers, threatened Proceedings involving any Company or any Seller, and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the estimated amount of exposure, the amount such Company has reserved, or the amount of such Company’s claim and estimated expenses of such Company in connection with such matters.  Except as set forth on Section 5.15 of the Disclosure Schedule, there is no pending or threatened Proceeding that is not fully covered by the Insurance Policies referenced in Section 5.14.  To the Knowledge of Sellers, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to any Company.  There is no pending or, to the Knowledge of Sellers, threatened Proceeding that seeks to prevent consummation of the Contemplated Transactions or that seeks damages in connection with the Contemplated Transactions.
(b) There are no, and there have not been for the past three years any, outstanding Orders against or solely affecting any Company or any of its properties or assets, or prohibiting any officer, director, manager, agent, consultant, or employee of any Company from engaging in or continuing any conduct, activity, or practice, relating to the business of such Company or from consummating the Contemplated Transactions.
5.16 Compliance with Laws; Permits.
(a) Subject to Section 5.26(a), each Company is, and for the past three years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets.  Within the three years prior to Closing, no Company has received any written notice (or to the Knowledge of Sellers, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b) Section 5.16(b) of the Disclosure Schedule sets forth a correct and complete list and description (including date of issue and expiration) of all Permits currently held by each Company, during the past three years, and used by them in the conduct of their business.  Each Company is in compliance in all material respects with all Permits set forth (or required to be set forth) on Section 5.16(b) of the Disclosure Schedule.  All Permits required for each Company to conduct its business have been obtained by them and are valid and in full force and effect, and each Company is in material compliance with the terms of each Permit listed, or required to be listed, on Section 5.16(b) of the Disclosure Schedule except where the failure to obtain or comply with such Permit would not have a Material Adverse Effect.
(c) No Proceeding is pending, or to Knowledge of any Company, threatened, against any Company alleging any material failure to comply with any Law or material Permit or otherwise relating to the suspension, revocation, or modification of any material Permits.
Taxes.  Except as set forth in Section 5.17 of the Disclosure Schedule:
(a) All Tax Returns required to have been filed by or with respect to each Company have been timely filed.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes of or with respect to the Companies due and owing have been timely and fully paid.  No Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4.
(b) There are no Encumbrances for Taxes on any of the assets or properties of any Company except for statutory liens for Taxes not yet due (and for which there are adequate accruals, in accordance with GAAP).
(c) No Company has received from any Tax Authority (including jurisdictions where such Company has not filed a Tax Return) any:  (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against such Company.
(d) Each Company has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate Tax Authority.  Each Company has complied and is in compliance in all respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.
(e) Each Company has made available to Purchaser copies of all Income Tax Returns and other material Tax Returns filed by or with respect to such Company for taxable periods ending on or after December 31, 2018.  True, correct and complete copies of all Tax examination reports and statements of deficiencies assessed against or agreed to, with respect to such Company for taxable periods covered by such Tax Returns with any Tax Authority have been made available to Purchaser.
(f) No Company has requested from, executed, or entered into with, any Tax Authority any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which such Company would or could be liable, which period has not yet expired.
(g) No Company has entered into any power of attorney with respect to any Tax matter that is currently in force.

(h) No Company has ever had any liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.
(i) There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to any Company.
(j) Neither Purchaser nor any Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in accounting method; (ii) written agreement with a Tax Authority with regard to the Tax liability of such Company for any Pre‑Closing Period; (iii) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date; or (iv) deferred revenue or a prepaid amount or advance payment received on or prior to the Closing Date
(k) No Company is now, nor has it ever been, a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal Income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.  No Company is a party to, bound by, nor has any obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(l) No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.
(m) No Company has ever had (i) a permanent establishment in any country other than its country of formation, as defined in any applicable Tax treaty or convention between such country of formation and such other country, or (ii) a presence in any country other than its country of formation that could subject such Company to Tax in such other country.  No claim has ever been made by any Tax Authority in a jurisdiction where any Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.
(n) Each of the Companies is in compliance with all applicable transfer pricing Laws (including Section 482 of the Code and its corresponding Treasury Regulations), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Companies.
(o) Purchaser will not have any inclusion after the Closing pursuant to Section 951 or 951A of the Code with respect to income earned by any Company prior to Closing.  None of the Companies is or owns any shares of a “controlled foreign corporation” (as defined in Section 957 of the Code) or a “passive foreign investment company” (as defined in Section 1297 of the Code).
(p) None of the Companies or Purchaser with respect to any Company will have a liability for the payment of Taxes in any period or portion thereof beginning after the Closing Date as a result of the application of Section 965 of the Code, including any election made under Section 965(h) of the Code.
(q) Each Company has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(r) No Company is the recipient or beneficiary of any Tax holiday, abatement, incentive or similar grant made or awarded by any Tax Authority.
(s) Each of High Roller and Just Brands UK is and has been throughout its existence classified as a partnership for U.S. federal Income Tax purposes. Just Brands is and has been throughout its existence classified as a disregarded entity for U.S. federal Income Tax purposes.
(t) Just Brands UK is registered in the UK for value added tax purposes and is not a member of a group for those purposes. All supplies made by it for value added tax purposes are taxable supplies and it has complied in all material respects with all legislation, regulations and notices relating to value added tax and customs, excise and similar duties.
(u) Just Brands UK is not the owner of any capital item to which part XV of the UK Value Added Tax Regulations 1995 applies.
(v) Just Brands UK has not been approved and has not applied for approval as a fiscal warehouse keeper for the purposes of section 18A UK Value Added Tax Act 1994.
(w) Each Company has maintained all material records required to be maintained for Tax purposes and all such records remain true and accurate in all material respects.
(x) All documents in the enforcement of which Just Brands UK is interested and which are subject to UK stamp duty have been duly stamped.
(y) All material transactions or arrangements made by Just Brands UK with any Related Party have been made on arm's length terms and for each such material transaction or arrangement the processes by which prices and terms have been arrived at have been fully documented.
(z) Just Brands UK has not been party to any arrangements in respect of which a liability to Tax under part 7A of the UK Income Tax (Earnings and Pensions) Act has arisen or could foreseeably arise were a relevant step to be taken in pursuance of or in connection with those arrangements.
(aa) Just Brands UK has in place (and has had in place at all material times since its incorporation) such prevention procedures (as defined in sections 45(3) and 46(4) of the UK Criminal Finances Act 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of that Act.
5.18 Employee Benefit Matters.
(a) Section 5.18 of the Disclosure Schedule contains a correct and complete list of each material Benefit Plan (other than offer letters for “at-will” employment that do not contain severance).  With respect to each material Benefit Plan, copies of the following documents, if any, have been delivered or made available to Purchaser:  (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Benefit Plan, a written description thereof and any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and summaries of material modifications; (v) all current trust agreements, annuity contracts, insurance contracts, and other documents relating to the funding or payment of benefits; (vi) all material correspondence received by any Company from any Governmental Entity relating to such Benefit Plan received during the current calendar year or any of the preceding three calendar years and (vii) any nondiscrimination, coverage, top heavy and Code Section 415 testing performed with respect to the three most recently completed plan years.
(b) Each Benefit Plan and related trust agreement, annuity contract, or other funding instrument has been maintained and administered in compliance with all applicable Laws (including ERISA and the Code) in all material respects and in compliance with its terms and any related documents or agreements in all material respects.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from U.S. federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the Knowledge of Sellers, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Benefit Plan or applicable Law have been timely paid and accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  To the Knowledge of Sellers, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on any Company.  Each Company has reserved all rights necessary to amend or terminate each Benefit Plan that is sponsored or maintained (other than individual agreements) without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Benefit Plan without the consent of any other Person.
(c) Each Company and each Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full‑time employee under the ACA.  No excise Tax or penalty under section 4980H of the Code or otherwise under the ACA is outstanding or has accrued, or will become due with respect to any period prior to the Closing.
(d) No Company nor any member of the Controlled Group has ever had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code, (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (vii) a “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA.
(e) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement (other than death benefits when termination occurs upon death).  No Benefit Plan provides benefits to any individual who is not a current or former employee of any Company, or a dependent or other beneficiary of any such current or former employee.  With respect to each group health plan benefiting any current or former employee of any Company or any member of the Controlled Group that is subject to Section 4980B of the Code, such Company and each member of the Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Tax under Code Section 5000 has been incurred by any Company or any member of the Controlled Group with respect to any Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.
(f) To the Knowledge of Sellers, there has been no material oral or written representation or communication with respect to any aspect of the Benefit Plans made to employees or former employees of any Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  To the Knowledge of Sellers, no Company nor any member of its Controlled Group, any administrator or fiduciary of any Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Sellers, the Companies or Purchaser to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co‑fiduciary, or other duty under ERISA.  There is no pending or threatened assessment or Proceeding relating to a Benefit Plan (other than routine claims for benefits).  No Benefit Plan is currently, or was during the last three years, the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity, nor is any Benefit Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Entity.
(g) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with any other event, including termination of service) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or result in (or increase the amount of) any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Benefit Plan, (ii) result in any new or increased contribution required to be made to any Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Benefit Plan, would not be deductible in accordance with Section 280G  of the Code.
(h) Each Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been properly operated and documented in writing in accordance with Section 409A of the Code in all material respects.  No current or former service provider to any Company is or has been subject to any Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance.  No current or former service provider to any Company is entitled to a gross‑up, make whole or other payment as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.
(i) No Benefit Plan is a self‑funded or self‑insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, no Company nor any member of its Controlled Group has, or is reasonably expected to have, any Liability in the nature of a retroactive rate adjustment, loss‑sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date.  Any Benefit Plan funded in whole or in part with pre‑tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(j) All Benefit Plans that cover any current or former service provider of any Company located outside of the United States (each, a “Non-US Plan”) have been maintained, operated and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings) in all material respects, (ii) if they are intended to qualify for special tax treatment, have met all requirements for such treatment and (iii) if they are intended to be funded or book-reserved, are funded or book reserved based on common actuarial assumptions.  No set of circumstances exist and no event has occurred that could reasonably be expected to result in any Company, any of its Subsidiaries, or any Non-US Plan being required to pay any material tax or penalty under applicable Law.
5.19 Employment Matters.
(a) Section 5.19(a) of the Disclosure Schedule sets forth a true and complete list of each employee of each Company (including any employee who is on a leave of absence or on layoff status) and each individual engaged by each Company as an independent contractor, containing the following information:  (i) the name of each employee or independent contractor; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from such Company with respect to services performed in calendar year 2021 and year to date 2022; (iii) each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick‑time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the start date of employment or engagement; and (vii) status of each employee as full‑time or part‑time and exempt or non‑exempt, (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.
(b) Each Company is, and for the past three (3) years has been, in compliance, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation, wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to any Company through a third party).  Each Company has (i) timely paid in full to all Company employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Company employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Company employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.
(c) Each Company is, and for the past three (3) years has been, in material compliance with all applicable Laws respecting proper classification of service providers as exempt employees, non‑exempt employees, independent contractors, or leased employees, and in the past three (3) years, no Company has received written (or to the Knowledge of Sellers, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.
(d) The employment of each Company employee is terminable by such Company at will and without prior notice, and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Benefit Plan set forth or required to be set forth on Section 5.18(a) of the Disclosure Schedule.  Sellers have made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each Company.

(e) There has not been pending or existing during the 3‑year period preceding the date of this Agreement any strike, slowdown, work stoppage, picketing or lockout involving any Company.
(f) As of the date of this Agreement, to the Knowledge of Sellers, there is no unfair labor practice charge or complaint against any Company pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Sellers, no such charge or complaint has been made against such Company during the 3‑year period preceding the date of this Agreement.
(g) To the Knowledge of Sellers, no Seller, executive officer of any Company, or salaried employee of any Company of a seniority level that reports directly to any Seller or any such executive officer:  (i) intends to terminate his or her relationship with such Company, or (ii) has received an offer to join a business that may be competitive with the business of such Company.
(h) No Company is now, nor has it ever been, a party to any collective‑bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now, any labor union organizing activity pending or, to the Knowledge of Sellers, threatened with respect to any Company.
(i) To the Knowledge of Sellers, except as set forth on Section 5.19 of the Disclosure Schedules, there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against any Company or employee (in such employee’s capacity as an employee of any Company) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement.
(j) No Company has experienced a “plant closing,” “business closing,” or “mass layoff” or similar event triggering a duty to provide notice pursuant to the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state or local Law or given notice of any redundancies to the Secretary of State or started consultations with any appropriate representatives under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has any Company failed to comply with any obligation under that statute.  During the 90‑day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any similar state or local Laws with respect to any Company.
(k) Each Company is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non‑discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  Each Company has on file a valid and current I‑9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

5.20 Environmental Matters. Except as set forth in Section 5.20 of the Disclosure Schedule:
(a) Compliance with Environmental Laws.  Each Company has at all times during the past three years materially complied with, and is in material compliance with, all Environmental Laws and all Permits that are or were required under any Environmental Laws necessary for the conduct of its businesses.
(b) Hazardous Material.  No Company has caused or contributed to any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material on or into the Environment (collectively, a ”Release”) so as to give rise to any current or future material Liabilities.  No Company has generated, manufactured, refined, transported, stored, handled, disposed, produced, or processed any Hazardous Materials anywhere except in material compliance with Environmental Law.  Within the three years prior to Closing, no Company has received written (or the Knowledge of Sellers, verbal or otherwise) notice of any Release that would reasonably give rise to any current or future material Liabilities to any Company under any Environmental Law.
(c) To the Knowledge of Sellers, there are no aboveground or underground storage tanks, systems or related pipes, whether active or abandoned, at the Real Property.
(d) To the Knowledge of Sellers, there are no asbestos‑containing materials, lead‑based paint or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure, or equipment at the Real Property.
(e) Other than in connection with the lease of any property currently or formerly owned, leased, or operated by any Company, no Company has expressly assumed, undertaken, agreed to indemnify, or otherwise become subject to any liability of any other Person arising from violation of any Environmental Law.
(f) Company has delivered, or caused to be delivered or made available in the Data Room to Purchaser copies of all material nonprivileged documents and records in its possession or control concerning compliance with or liability under Environmental Laws, including, as applicable, previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any material Releases at, upon, under, or from the Leased Real Property or any property owned, leased, or operated by any Company.
5.21 Customer Relations.  Section 5.21(a) of the Disclosure Schedule is a correct and complete list of:  (a) each Company’s 20 largest customers (in the aggregate, measured by fees generated) for each of the fiscal years ended December 31, 2020 and December 31, 2021 (collectively, the ”Material Customers”), and (b) the corresponding net sales generated from the Material Customers.  No Material Customer has advised any Company in writing (or to the Knowledge of the Companies, verbally or otherwise) that it is planning to reduce its future spending with any Company in any material manner from the levels maintained during the calendar year 2021.
5.22 Vendors and Suppliers.  Section 5.22(a) of the Disclosure Schedule is a correct and complete list of:  (a) the top 10 vendors and suppliers of each Company to which such Company, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures for each of the fiscal years ended December 31, 2020 and December 31, 2021 (collectively, the ”Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Material Vendors.  Except as set forth in Section 5.22(b) of the Disclosure Schedule, (i) to the actual knowledge of Sellers, all Material Vendors continue to be vendors and suppliers of the Companies, and no Material Vendor has terminated its relationship with any Company; (ii) no Material Vendor has advised any Company in writing (or to the actual knowledge of Sellers, verbally or otherwise) that it (A) is terminating its relationship with any Company, as a whole or in respect of any material product or service, (B) to the actual knowledge of Sellers, is planning to reduce its future supply or services to any Company in any material manner from the levels maintained during the calendar year 2021, or (C) to the actual knowledge of Sellers, is planning to increase or decrease the prices charged to such Company for the goods or services supplied by such Material Vendor except in the Ordinary Course of Business, and, to the actual knowledge of Sellers, no Material Vendor has orally advised any Company or any Seller of any of the foregoing events; (iii) no Company is involved in any claim, dispute, or controversy with any Material Vendor; and (iv) no Company is involved in any claim, dispute, or controversy with any of its other vendors or suppliers that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  No vendor or supplier to any Company represents such Company’s sole source of supply for goods and services used in the conduct of such Company’s business.
5.23 Brokers.  Except as set forth on Section 5.23 of the Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Company or any of its Affiliates.
5.24 Affiliate Transactions.
(a) Except as disclosed on Section 5.24 of the Disclosure Schedule, no Representative or Related Party of any Company owns or has any beneficial interest in:  (i) any Contract, arrangement or understanding with, or relating to, any Company or the properties or assets of any Company; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to any Company or the properties or assets of any Company; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by any Company; or (iv) to the Knowledge of Sellers, any claim against any Company that could materially and adversely affect any Company’s assets, title to or its right to use its assets, or Purchaser’s right to conduct its business following the Closing.  No Related Party of any Company or an employee or contractor of any Company has received any preferential treatment in hiring or otherwise.
(b) Section 5.24 of the Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of any Company to any Company.
5.25 Bank Accounts.  Section 5.25 of the Disclosure Schedule sets forth a correct and complete list of (a) the name and address of each bank with which each Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of each Company.
5.26 Product Regulatory and Marketing.  Except as set forth in Section 5.15 of the Disclosure Schedules,
(a) During the past three years, all products manufactured, sold or distributed by the Companies (“Product”): (i) to the extent the Product contains cannabidiol (“CBD”), includes CBD derived from hemp that has been grown, harvested and manufactured in material compliance with the Hemp CBD Laws and all Product complies in all material respects with Hemp CBD Laws, (ii) was manufactured in compliance with current good manufacturing practices set forth in the U.S. Federal Food, Drug and Cosmetic Act of 1938, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, and the Federal Food Safety Modernization Act, each as amended and the rules and regulations promulgated thereunder, and all other applicable Laws governing the inspection, purity, quality, safety, registration, labeling, manufacturing, marketing and/or advertising of products sold for human or animal use or consumption as in effect as of the date hereof  (“Food Laws”), (iii) was, at the time of sale or distribution, of good and merchantable quality and condition, and (iv) may, at the time of initial sale or distribution, be shipped in interstate commerce.  Notwithstanding the foregoing, the Parties agree and understand that, as of the date hereof, the FDA has not promulgated rulemaking or issued final guidance that provides a regulatory framework for the manufacture, testing, labeling, marketing, and sale of hemp-derived CBD products.
(b) During the past three years, (i) no Product has been the subject of any withdrawal, recall, public notification, or notification to any Governmental Entity, or any similar action, and (ii) no Company has received written notice of, or been subject to, any finding of material deficiency or material non‑compliance, material penalty, fine or sanction, request for corrective or remedial action or other material compliance or enforcement action, in respect of any Product or the operations of any Company or the facilities at which the Products are manufactured, packaged or distributed.
(c) No Company has received from any Governmental Body any warning letters or criminal proceeding notices or similar communication pursuant to any Food Law.  To each Company’s and Sellers’ Knowledge, none of the Companies’ employees has been disqualified or disbarred by the United States Food and Drug Administration or any other Governmental Entity.
(d) All marketing or labeling claims used by any Company to promote its Products, as reflected on such Company’s packaging, advertising and promotional materials and web site from time to time (the “Marketing Claims”), materially comply in all material respects at all relevant times with all applicable laws relating to the use of the Marketing Claim for the product it is intended to promote.  No Marketing Claim is, nor has it been at any point in time in which it was used to promote a Product, materially deceptive, false or misleading in any particular.
5.27 PPP Loans.
(a)  Each Company has met all applicable conditions and were eligible to participate in, have complied in all material respects with, and are not in violation of, the Paycheck Protection Program as set forth in the CARES Act.  Each Company has made true, correct and complete certifications with respect to the Company PPP Loans and all loan documents ancillary thereto and have complied in all material respects with all Laws relating to the Company PPP Loans.  All statements of fact, certifications and representations and warranties made by each Company in the PPP Loan Applications and the Loan Forgiveness Applications were true, correct and complete in all material respects as of the date of such PPP Loan Applications and Loan Forgiveness Applications and as of the date on which the Companies received the Company PPP Loans.
(b) Each of the PPP Loans has been forgiven in full.
(c) Except for the Company PPP Loans, no Company has received any PPP Loan from any Person.
5.28 Books and Records.  All books, records, and accounts of each Company are accurate and maintained in accordance with sound business practices in all material respects.  The corporate minute books and equity record books of the Companies previously delivered to Purchaser accurately reflect all corporate or company actions taken by each Company in all material respects.

Article VI
Representations and Warranties of Parent and Purchaser
Parent and Purchaser represents and warrants to Sellers, except, with respect to Sections 6.5 and 6.6, as disclosed in any SEC Document (but excluding any forward‑looking disclosures set forth in any section of the SEC Documents entitled “Risk Factors” or “Forward‑Looking Statements”):
6.1 Organization; Good Standing; Authority.
(a) Parent is a corporation that was duly organized, is validly existing, and in good standing (if the concept of good standing applies) under the Laws of Ontario.  Purchaser is a corporation that was duly organized, is validly existing, and in good standing under the Laws of Delaware.
(b) Each of Parent and Purchaser has full corporate power and authority to enter into each Transaction Document to which it is a party, to carry out its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.  The execution and delivery by Parent and Purchaser of each Transaction Document to which it is a party, the performance by each of Parent and Purchaser of its obligations under such Transaction Documents, and the consummation by Parent and Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Parent and Purchaser.  Each Transaction Document to which it is a party has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution, and delivery by the other Parties) such Transaction Documents constitute legal, valid, and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms, except as such enforceability may be limited by the Remedies Exception.  Purchaser has had no operations or material activities prior to its entry into this Agreement and the Contemplated Transactions.
6.2 No Conflicts; Consents.  The execution, delivery, and performance by Parent and Purchaser of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not:  (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of Parent or Purchaser; (b) result in a violation or breach of any provision of any Law or Order applicable to Parent or Purchaser; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which Parent or Purchaser is a party or (d) or result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of Parent or Purchaser’s properties or assets.  No Consent, Permit, Order, declaration, or filing with, or notice to, any Person or Governmental Entity is required by or with respect to Parent or Purchaser in connection with the execution and delivery of any Transaction Document to which it is a party and the consummation of the Contemplated Transactions.
6.3 Investment Purpose.  Parent and Purchaser are acquiring the Acquired Interests solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Parent and Purchaser acknowledge that the Acquired Interests are not registered under the Securities Act, as amended, or any state securities laws, and that the Acquired Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Parent and Purchaser are able to bear the economic risk of holding the Acquired Interests for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.4 Securities Laws Matters.  Parent has filed with or furnished to, as applicable, in a timely manner all documents that Parent was required to file with or furnish to the SEC (including exhibits and schedules thereto and all other information incorporated by reference) pursuant to Section 12(b) of the Securities Act (the “SEC Documents”). True, correct, and complete copies of all the SEC Documents are publicly available on EDGAR. As of their respective filing dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) all documents filed by Parent with the SEC complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder.  None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing) contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. None of Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.  Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ Capital Market.  Parent has been and is currently in compliance in all material respects with all applicable listing and corporate governance rules of the NASDAQ Capital Market and has taken no action designed to, or likely to have the effect of, terminating the registration of Parent Common Stock under the Securities Act or delisting the Parent Common Stock from the NASDAQ Capital Market, nor has Parent received any notification that the SEC or the NASDAQ Capital Market is contemplating terminating such registration or listing.  Parent is not registered and is not required to be registered as an “investment company” under the United States Investment Company Act of 1940.
6.5 Parent Common Stock.  Upon issuance, the Parent Common Stock issued as Share Consideration will be duly authorized, validly issued, fully paid and non‑assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than Permitted Encumbrances, the Lock‑up Agreement and restrictions on Transfer imposed by state and federal securities Laws.  On or prior to the date hereof, Parent has filed an application for the Listing of Additional Shares with NASDAQ to list the shares of Parent Common Stock, including the Closing Shares, the Escrow  Shares and any Additional Shares, issuable pursuant to this Agreement, which as of the date hereof has not been, and prior to its approval by NASDAQ, shall not have been, withdrawn by Parent.
6.6 Financial Statements.  The Parent Financial Statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) (except as may be indicated in the notes thereto and subject, in the case of the Parent Unaudited Financial Statements, to normal and recurring year‑end adjustments that, would not be reasonably likely to have a Material Adverse Effect on Parent) applied on a basis consistent with those of previous periods and in accordance with applicable Laws in all material respects.  The Parent Financial Statements, together with the related management's discussion and analysis of financial condition and results of operations in the case of the Parent Audited Financial Statements, present fairly, in all material respects, the consolidated financial condition of Parent and its subsidiaries, on a consolidated basis, as at the respective dates thereof and the consolidated results of operations changes in shareholders' equity and cash flows of Parent for the periods covered thereby.  Parent does not intend to correct or restate, nor, to the knowledge of Parent is there any basis for any correction or restatement of, any aspect of any of Parent Financial Statements (other than any corrections or restatement required as a result of changes in IFRS that have retroactive application). Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates

6.7 Solvency.  There is no Proceeding pending or, to the knowledge of Purchaser or Parent, threatened against Purchaser or Parent or any of its properties, assets, or businesses, or any Order to which Purchaser or Parent is subject that (a) challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions, or (b) would result in a material adverse effect on Purchaser or Parent.  Neither Purchaser nor Parent is not Insolvent as of immediately prior to the Closing.
6.8 Legal Proceedings; Orders.  Section 6.8 of the Disclosure Schedule sets forth an accurate and complete list of all pending or, to the knowledge of Purchaser or Parent, threatened Proceedings involving Purchaser or Parent, and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the estimated amount of exposure, the amount such Purchaser or Parent has reserved, or the amount of such Purchaser or Parent’s claim and estimated expenses of Purchaser or Parent in connection with such matters.  Except as set forth on Section 6.8 of the Disclosure Schedule, there is no pending or threatened Proceeding that is not fully covered by an insurance policy held by Parent or Purchaser.  To the Knowledge of Purchaser or Parent, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to Purchaser or Parent.
6.9 No Undisclosed Liabilities.  Neither Purchaser or Parent has any Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law:  (a) Liabilities disclosed and provided for in the balance sheet included in the Parent Audited Financial Statements or in the notes thereto; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Parent or Purchaser since the date of the Parent Audited Financial Statements in the Ordinary Course of Business; or (c) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser or Parent.
6.10 Absence of Changes or Events.  Since December 31, 2020, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or as disclosed in any SEC Documents filed by Parent prior to the date of this Agreement, the business of Parent and its Subsidiaries taken as a whole has been conducted in the Ordinary Course of Business and there has not been or occurred any material adverse effect on Parent or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.
6.11 Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Purchaser.
Article VII
Covenants
7.1 Allocation Schedule.  Prior to the Closing Date, Sellers’ Representative will deliver to Purchaser a schedule (attached as Schedule 7.1, the ”Allocation Schedule”) that sets forth the following with respect to each Seller:
(a) each Seller’s name and current mailing address;

(b) such Seller’s banking information; and
(c) such Seller’s Proportionate Share of the Cash Consideration, the Closing Shares and the Escrow Shares.
7.2 Reserved.
7.3 Tax Matters.
(a) Tax Returns for Periods Ending on or Before the Closing Date.  The Parties agree that for U.S. federal, state, and local Income Tax purposes, each Company’s and their Subsidiary’s Tax year shall close on the Closing Date and a final Income Tax Return of each Company and their Subsidiary shall be filed by the Sellers’ Representative at Sellers’ expense.  Sellers’ Representative will deliver a copy of each such Income Tax Return to Purchaser at least thirty (30) days prior to the due date for such Tax Return for Purchaser’s review and comment.  Purchaser may provide written comments to Sellers’ Representative not later than fifteen (15) days after receipt of such Tax Return, and Sellers’ Representative will incorporate Purchaser’s reasonable comments. All other Tax Returns of the Companies and their Subsidiary for Pre‑Closing Periods that are filed after the Closing Date shall be prepared by Purchaser; provided, however, that Purchaser shall provide Sellers’ Representative with a copy of any such Tax Return, to the extent that such Tax Return reflects a Tax Liability that is subject to indemnification in excess of $10,000 pursuant to this Agreement, for the Sellers’ Representative’s review and comment at least five (5) Business Days prior to its filing, and Purchaser shall make any changes reasonably requested by the Sellers’ Representative that are consistent with the past practice of the Companies and their Subsidiary and permissible under applicable Law.  Sellers will pay all Taxes shown due on any such Tax Returns for which Sellers are liable under this Agreement to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, except to the extent and in such amount as such Taxes were included in the Purchaser’s Statement and reduced the Total Consideration.
(b) Straddle Period Tax Returns.  Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns for the Companies and their Subsidiary for all periods beginning on or before, and ending after the Closing Date (a “Straddle Period”).  Such Tax Returns shall be prepared in accordance with past custom and practice unless required by applicable Law.  Purchaser will permit Sellers’ Representative the opportunity to review and comment on each of such Tax Returns that is an Income Tax Return for at least 30 days prior to the due date (with applicable extensions) and filing of such Tax Returns.  Sellers’ Representative may provide any written comments to Purchaser not later than 15 days after receiving any such Tax Return, and Purchaser will incorporate the reasonable comments of Sellers’ Representative to the extent such comments affect the actual Tax liability of Sellers.  If Sellers’ Representative does not provide any written comments with 15 days, Sellers’ Representative will be deemed to have accepted such Tax Return.  Sellers will pay all Taxes shown due on any such Tax Returns for which Sellers are liable under this Agreement to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, except to the extent and in such amount as such Taxes were included in the Purchaser’s Statement and reduced the Total Consideration.
(c) For purposes of this Agreement, the portion of such Taxes attributable to the portion of the Straddle Period ending on the Closing Date will (i) in the case of any periodic Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre‑Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value‑added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits, or other non‑periodic Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date pursuant to an interim closing‑of‑the‑books.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the allocations described in this Section 7.3(c) shall be made in a manner consistent with prior practice, except for changes required by Law or fact.

(d) Cooperation.  Purchaser and Sellers will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns (including amendments thereto), audits, examinations, and administrative or judicial proceedings with respect to Taxes of the Companies and their Subsidiary.  Such cooperation includes the retention and (upon such other Party’s request) the provision of books and records and information reasonably relevant to any such Tax Returns and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Any audit or other Tax proceeding shall be deemed a Third Party Claim subject to the provisions set forth in Section 9.4.
(e) Tax Treatment.  The Parties acknowledge and agree that, pursuant to IRS Revenue Ruling 99‑6, 1999‑1 C.B. 432 (Situation 2), the purchase of the Acquired Interests constitutes, for U.S. federal (and applicable state and local) Income Tax purposes, (i) with respect to the Sellers, a sale of the Acquired Interests, and (ii) with respect to Purchaser, a taxable purchase by Purchaser of each Company’s and their Subsidiary’s assets.  The Parties agree that, as a result of the transactions contemplated by this Agreement, the taxable year of each Company and their Subsidiary shall terminate for U.S. federal and, unless otherwise required by state, local or non‑U.S. Law, any applicable state, local, and non‑U.S. federal Income Tax purposes as of the end of the Closing Date pursuant to Section 708(b)(1) of the Code.  Consistent with Section 7.3(a), Sellers’ Representative shall prepare IRS Form 8308 on behalf of each Company and their Subsidiary and the statement required by Treasury Regulations Section 1.751‑1(a)(3) consistent with the principles of this Section 7.3(e).  Each Company and the Sellers’ Representative shall take all actions necessary to cause such Company and its Subsidiary to timely elect the alternative procedure under Section 6226 of the Code with respect to 2021 and the taxable year ending on the Closing Date.
(f) The Purchase Price (as adjusted pursuant to this Agreement and as increased by the amounts treated as assumed liabilities of the Companies and their Subsidiary for U.S. federal Income Tax purposes and other amounts appropriately included in “amount realized” for U.S. federal Income Tax purposes) shall be allocated among the assets of the Companies and their Subsidiary for all Tax purposes as set forth on an allocation schedule to be prepared after the Closing in accordance with the applicable principles of Sections 743(b), 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto (the “Asset Allocation”).Within ninety (90) days after the final determination of the Purchaser’s Statement in accordance with Section 2.4, Purchaser shall deliver a copy of the Asset Allocation to Sellers’ Representative.  Within thirty (30) days after receipt of such Asset Allocation, Sellers’ Representative shall notify Purchaser in writing of any disagreements with the Asset Allocation.  If Sellers’ Representative submits written comments to Purchaser within thirty (30) days following delivery by Purchaser of the Asset Allocation, Sellers’ Representative and Purchaser shall negotiate in good faith to resolve any differences.  If Sellers’ Representative does not so notify Purchaser within such thirty (30) days, or if Purchaser and Sellers’ Representative resolve all disagreements, the Asset Allocation determined pursuant to this Section 7.3(f) shall be final and binding on the parties.  If the Asset Allocation is binding on the Parties, Purchaser, Sellers, the Sellers’ Representative, and their respective Affiliates will (i) prepare all Tax books, records, and filings in a manner consistent with the Asset Allocation (as finally determined pursuant to this Section 7.3(f)) and the Tax treatment described above and (ii) not take any action inconsistent therewith with respect to Tax matters.  Any subsequent adjustments to the sum of the Purchase Price and any other items that are treated as additional consideration for Tax purposes shall be reflected in an amendment to the Asset Allocation made in accordance with the principles set forth in Treasury Regulation Section 1.1060‑1.  In the event that the Asset Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will consult in good faith to resolve such dispute in a manner consistent with the Asset Allocation.  If Purchaser and Sellers’ Representative cannot agree within thirty (30) days after delivery by Sellers’ Representative of written notice of any disagreement to the Asset Allocation, the Asset Allocation shall not be binding on the Parties.

7.4 Expenses; Transfer Taxes.
(a) Whether or not the Closing takes place, except as otherwise specifically provided in this Agreement, all Transaction Expenses will be paid by the Party incurring such expense (and all such expenses incurred pre‑Closing by the Companies and their Subsidiary will be expenses of Sellers); provided, however, that the fees and expenses of the Accountant, if applicable, will be paid or reimbursed in accordance with Section 2.4 and/or Section 2.5(a)(vii).
(b) All transfer, documentary, sales, use, stamp, and registration Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Sellers’ Representative when due and will be borne 50% by Sellers and 50% by Purchaser.  At the expense of Sellers, Sellers’ Representative will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and registration Taxes and fees with respect to any period up to and including the Transfer.  If required by applicable Law, Seller’s Representative will join in the execution of any such Tax Returns and other documentation.
7.5 Further Assurances; No Avoidance.
(a) From time to time, as and when requested by any Party, each other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably request to consummate the Contemplated Transactions.
(b) Each Party agrees that such Party will not, through reorganization, consolidation, merger, dissolution, or sale or other transfer of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed in any Transaction Document by such Party.
(c) During the 24‑month period after the Closing, Sellers each agree (i) to cooperate with Purchaser and its Affiliates and counsel, to the extent reasonably requested, in the registration, issuance, protection, perfection, contest, or defense of any Company Intellectual Property owned at Closing, and (ii) to make reasonably available their personnel, to provide any testimony and access to their books and records in connection with, and to provide the Companies and their Subsidiary with such other assistance as the Companies or their Subsidiary may reasonably request, in each case at the sole expense of the Companies (except as results from a breach of this Agreement), for the purpose of protecting the Company Intellectual Property owned at Closing.  For the avoidance of doubt, nothing in this subsection (c) is intended to require any Seller to take any action against his, her, or its self interest in connection with any direct dispute with Purchaser and its Affiliates, including any such dispute under the Transaction Documents or any claim for indemnity under this Agreement.
(d) Sellers shall promptly, and, in any event within thirty (30) days of the Closing, prepare, execute and record such documentation as is necessary to give full force and effect to the assignments to the Companies or their Subsidiary of all Seller-Owned Intellectual Property pursuant to the Intellectual Property Assignment Agreements and, as applicable, to establish the Companies or their Subsidiary as record owner of such Seller-Owned Intellectual Property with the applicable Governmental Entity.

7.6 Publicity.  Without having first consulted with Purchaser and received Purchaser’s prior written approval or as, in the opinion of outside counsel to Sellers, may be required by Law, Sellers’ Representative and each Seller will not, and will use Commercially Reasonable Efforts to cause each of their respective Representatives and Affiliates not to, issue any press release, disclose to any third party (including employees, customers, suppliers, or others having dealings with any Company or their Subsidiary), or make any public statement with respect to this Agreement (or the existence of this Agreement) or the Contemplated Transactions, except that such restrictions will not apply with respect to any information with respect to this Agreement or the Contemplated Transactions that is or becomes public through no violation of this provision.  Without having first consulted ASH and receiving ASH’s prior written approval or as, in the opinion of outside counsel to Purchaser, may be required by Law, Purchaser will not, and will use Commercially Reasonable Efforts to cause its Representatives and Affiliates not to, issue any press release, disclose to any third party (including employees, customers, suppliers, or others having dealings with Purchaser), or make any public statement with respect to this Agreement (or the existence of this Agreement) or the Contemplated Transactions, except that such restrictions will not apply with respect to any information with respect to this Agreement or the Contemplated Transactions that is or becomes public through no violation of this provision.
7.7 Seller Release.
(a) Each Seller (i) represents, warrants, and acknowledges that such Seller has been fully advised by such Seller’s attorney that, under certain statutory or common‑law principles applied in certain states, a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor, and (ii) hereby expressly waives the benefits thereof and any rights such Seller may have under any statute or common law principle of similar effect in any jurisdiction.
(b) Each Seller, on behalf of such Seller and such Seller’s Related Parties (other than the other Sellers), hereby (i) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Released Claims, and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Releasee with respect to the Released Claims.
(c) Each Seller hereby acknowledges and intends that this release will be effective as a bar to each and every one of the Released Claims and expressly consents that this release will be given full force and effect in accordance with every express term or provision, including those (i) relating to any Released Claims, or (ii) relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims).
7.8 Certain Restrictions.
(a) Each Seller shall not use or disclose to anyone, except authorized personnel of Purchaser, any trade secrets or confidential matters concerning the Business, including secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, product formulas and designs, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement or obligation of confidentiality) and any other research or business information which the Companies or their Subsidiary currently treat as confidential (whether or not a trade secret under applicable Law).  If any Seller is or may be obligated to disclose any such trade secret or confidential information pursuant to applicable Law, regulation or legal process, then such Seller shall provide Purchaser with prompt written notice before any such disclosure reasonably sufficient to enable Purchaser either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 7.8(a) or both.  Nothing herein shall prevent any Seller from using or disclosing information that is generally available to the public (other than if such availability results from a breach by any Seller of this Agreement or any other relevant agreement or obligation of confidentiality).  Notwithstanding anything contained herein to the contrary, each Seller shall be responsible for any breach of the terms of this Section 7.8(a) by any advisor of any Seller.  In addition, the existence and terms and conditions of this Agreement shall be deemed to be confidential information and subject to the restrictions and obligations of this Section 7.8(a) for each Seller.
(b) Each Seller agrees that such Seller shall not:
(i) subject to Section 7.8(c), during the Restrictive Period, anywhere in any of North America, South America, Europe  or the United Kingdom, directly or indirectly through any entity other than the Purchaser or its Affiliates, own an interest in, provide financial resources to, or perform services for, any person or business entity which competes with the Business now carried on by any Company or any Subsidiary; provided, however, that the foregoing shall not prohibit Seller from owning 2% or less of the outstanding equity or debt securities of a publicly traded entity;
(ii) during the Restrictive Period, either directly or indirectly, on Seller’s own behalf or on behalf of others, solicit, or hire away, or attempt to solicit, or hire away, any person employed by a Company or any Subsidiary, whether or not such employee is a full‑time or temporary employee of such Company or any Subsidiary; or
(iii) during the Restrictive Period, directly or indirectly, on behalf of any competing business, solicit or attempt to solicit any customer of any Company or any Subsidiary for purposes of offering or providing products or services that are competitive with those offered by any Company or any Subsidiary.
Notwithstanding the foregoing, the placement of general advertisement that may be targeted to a particular geographic or technical area, but is not targeted specifically towards employees or contractors of any member of the Company Group will not be deemed to breach the non‑solicit provisions of Section 7.8(b)(ii).
(c) Notwithstanding any other provision of this Section 7.8, Sellers shall be permitted to continue to own and operate, and no provision in this Agreement or otherwise shall be deemed to restrict such ownership and operations, of those business and entities set forth on Schedule 7.8, in each case, as such businesses and entities are conducted as of the date hereof.
(d) Each Seller acknowledges and agrees that the covenants set forth in this Section 7.8 (collectively, the “Restrictions”) are reasonably designed to protect Purchaser’s substantial investment in the acquisition of the Companies and are reasonable with respect to their duration, geographical area and scope.  It is the desire and intent of the Parties that the provisions of this Section 7.8 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought, and each Party hereby consents to the jurisdiction of the state, provincial and federal courts in any such jurisdiction.  If any particular provision(s) or portion of this Section 7.8 is adjudicated to be invalid or unenforceable, this Section 7.8 will be deemed amended to delete therefrom such provision(s) or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.8 in the particular jurisdiction in which such adjudication is made.

(e) Each Seller recognizes and affirms that in the event of breach of any of the provisions of this Section 7.8, money damages would be inadequate and that Purchaser would have no adequate remedy at Law.  Accordingly, each Seller agrees that each member of the Company Group and its Affiliates, will be entitled, in addition to any other rights and remedies existing in their favor, to enforce its and Purchaser’s rights and such Seller’s obligations under this Section 7.8 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief (without any requirement of notice or to post any bond or deposit) in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.8 including injunctive relief to restrain the violation of such covenants by such Seller or by any person or persons acting for or with such Seller in any capacity whatsoever.
(f) For purposes of this Agreement, “Restrictive Period” shall mean a period of two (2) consecutive years from and after the Closing Date.
7.9 Certain Post‑Closing Rights and Obligations.  Parent shall use Commercially Reasonable Efforts to cause all Share Consideration issued or issuable hereunder to Sellers to be included in a registration statement filed on Form F‑3 (or Form S-3, if applicable) for resale within twenty (20) Business Days of when Parent first becomes eligible to use such registration form.  In the event Parent is unable to register such Share Consideration for resale using Form F‑3 (or Form S-3, if applicable) by June 30, 2022, Parent agrees to register such Share Consideration on Form F‑1 (or Form S-1, if applicable) for resale by no later than August 31, 2022, and any Additional Shares or Additional Escrow Shares as soon as practicable after the issuance (if any) of such shares (such Form F‑3, F‑1, S-3 or S-1, as the case may be, the “Registration Statement”).  Parent shall use Commercially Reasonable Efforts to cause the Registration Statement to be maintained effective until the date that all of the shares of Parent Common Stock issued or issuable hereunder as Share Consideration have actually been sold, or may be sold pursuant to Rule 144 under the Securities Act without any restrictions (including as to volume or manner of sale).  For not more than ninety (90) consecutive days or for a total of not more than one hundred (120) days in any twelve (12) month period, Parent may, by written notice to the Sellers, suspend the use of any prospectus included in the Registration Statement if Parent’s board of directors or an authorized committee thereof determines in good faith that such suspension is necessary to (x) delay the disclosure of material nonpublic information concerning Parent, the disclosure of which Parent’s board of directors or such committee reasonably determines to be significantly disadvantageous to the Parent and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.  The Sellers shall (a) promptly furnish such information, questionnaires, certificates or other documents as Parent may reasonably request in connection with any such Registration Statement and (b) use their Commercially Reasonable Efforts to cause to be furnished such information, questionnaires, certificates or other documents as may be reasonably requested by Parent in connection with the filing of any such Registration Statement.  It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 7.9 with respect to a Seller that such Seller furnish to Parent a fully completed questionnaire and such other information in writing regarding itself, the Parent Common Stock held by it, and the intended method of disposition of such securities by such Seller as Parent shall reasonably request.  In addition, each Seller shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Parent Common Stock held by it, of any event relating to such Seller that is required under the Securities Act to be set forth in any such Registration Statement.   Any expenses in connection with any registration of any Share Consideration on a Registration Statement shall be borne by the Parent. As long as any Share Consideration issued or issuable under this Agreement has not otherwise been registered and sold, the Parent covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to Section

13(a) or 15(d) of the Exchange Act and to promptly furnish the Sellers with true and complete copies of all such filings. The Parent further covenants that it shall take such further action as Sellers’ Representative may reasonably request, all to the extent required from time to time to enable Sellers to sell any Share Consideration not otherwise subject to restrictions in their respective Lock-up Agreement, without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any legal opinions. The rights and obligations of the Parties in this Section 7.9 shall not limit the restrictions agreed to by each of the Sellers in their respective Lock-up Agreements delivered in connection with the Contemplated Transactions.
7.10 Employees and Employee Benefit Plans.
(a) For at least one (1) year following the Closing Date, Parent shall provide or cause to be provided to all employees of the Companies who remain employed after the Closing Date (the “Continuing Employees”) (i) a rate of base salary, wages, bonus opportunity and other cash compensation that is not less favorable than the rate of base salary, wages, bonus opportunity and other cash compensation paid by the Companies immediately prior to the Closing Date, and (ii) other benefits (excluding, without limitation, severance, retirement, long-term incentive compensation, retiree medical, and defined benefit plan benefits) provided by Parent and its Affiliates to their employees generally who are similarly situated to such Continuing Employees.
(b) On and after the Closing Date, Parent shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.
(c) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (excluding equity compensation), sponsored or maintained by Parent or its Affiliates (including the Companies following the Closing), Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company and its predecessors prior to the Closing Date, to the same extent such credit was provided to such Continuing Employee under a comparable Benefit Plan prior to the Closing, for purposes of eligibility to participate, but excluding benefit accrual, vesting credit, eligibility to commence benefits, and severance under any defined benefit pension plan and any such credit that would result in a duplication of benefits.
(d) The provisions of this Section 7.10 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other compensation or benefit plan, agreement or arrangement, (ii) limit the right of any Company, Parent or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other compensation or benefit plan, agreement or arrangement, (iii) prevent or restrict in any way the right of Parent or any of its Affiliates to terminate, reassign, promote or demote any Continuing Employee after the Closing or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of any Continuing Employees, or (iv) confer upon or give any person, other than the Parties and their respective permitted successors and assigns, any legal or equitable third-party beneficiary or other rights or remedies with respect to the matters provided for in this Section 7.10, under or by reason of any provision of this Agreement.

7.11 Use of Name.  Immediately after the Closing Date, Sellers, in such manner as is reasonably requested by Purchaser, shall, and shall cause their Affiliates to, change their names to some names other than “Just Brands”, “High Roller” or any variations or abbreviations thereof and file appropriate notification of its change of name in all jurisdictions where such notification is required.  Sellers will take all steps as may be appropriate to insure to Purchaser the continued right to use the names “Just Brands”, “High Roller”  and all variants thereof in connection with Purchaser’s operation of the Business.
7.12 Affiliate Entities.  For a period of 30 days following the Closing, each of Parent and Purchaser shall have the right, but not the obligation, to acquire the Affiliates of Sellers listed in Section 7.12 of the Disclosure Schedule, for $1.00. During such 30 day period, Sellers shall, and shall cause there Affiliates to, operate the businesses of the Affiliates of Sellers listed in Section 7.12 of the Disclosure Schedule in the Ordinary Course of Business.
Article VIII
Closing Deliverables
8.1 Sellers’ Closing Deliveries.  Sellers will deliver or cause to be delivered the following to Purchaser at the Closing, each of which will, unless otherwise indicated, be dated as of the Closing Date:
(a) the Allocation Schedule;
(b) the applicable deposit account and related wire transfer instructions for each amount described in Section 3.3;
(c) payoff letters, from each lender to each Company and their Subsidiary, with respect to the Indebtedness as of the Closing Date (collectively, the “Payoff Letters”), including authorization to file UCC termination statements in connection therewith, and such other documents as Purchaser may reasonably require to evidence the repayment in full of all such Indebtedness and the termination and release in full of all Encumbrances relating to such Indebtedness on or promptly after the Closing Date;
(d) the Third‑Party Consents set forth in Schedule 8.1(d);
(e) an employment agreement in the form attached as Exhibit B (each, an ”Employment Agreement”), duly executed by each of (i) Hussein Rakine, (ii) Stephen Iacona, and Brett Sandman (each, an “Executive”);
(f) a lock up agreement in the form attached as Exhibit C (the “Lock‑up Agreement”), duly executed by each Seller;
(g) the Share Escrow Agreement in the form attached as Exhibit D (the “Share Escrow Agreement”), duly executed by Sellers’ Representative and the Share Escrow Agent;
(h) an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”), duly executed by Sellers’ Representative and the Escrow Agent;
(i) a duly executed IRS Form W‑9 from each Seller;

(j) a certificate of an officer of each Company dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of each Company executing each of the Transaction Documents, (ii) copies of each Company’s Organizational Documents, each as in effect on the Closing Date, (iii) copies of all resolutions adopted by each Company’s board of managers or similar governing body, if any, relating to the Contemplated Transactions and attached to such certificate, and (iv) copies of any resolutions adopted by each Company’s equityholders relating to the Contemplated Transactions and attached to such certificate;
(k) a certificate of good standing or equivalent for each Company, issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of the jurisdiction of its organization or formation and each other jurisdiction where it is qualified to do business as a foreign corporation or other Entity;
(l) to the extent specified by Purchaser prior to Closing, resignations and release, effective as of the Closing Date, of each manager, director and officer of each Company and their Subsidiary from all positions held by such Person;
(m) evidence satisfactory to Purchaser that all amounts outstanding with respect to loans and advances, if any, made by a Company or any Subsidiary to any Representative of such Company or Subsidiary have been repaid in full;
(n) the original minute books, equity ledger or similar ledger (if any) of the Companies and their Subsidiary that are not in the possession of the Companies or their Subsidiary;
(o) an electronic copy of the full contents of the virtual Data Room or file hosting service used in connection with the Contemplated Transactions;
(p) evidence reasonably satisfactory to Purchaser that the Companies have, as of the Closing Date, immediately available Cash in an amount equal to or in excess of $300,000;
(q) Restrictive Covenant Agreements in the form attached as Exhibit F duly executed by Hussein Rakine, Stephen Iacona, Brett Sandman, Shehzeen Mitha, Ali Rakine, Sohail Mitha, and Hassan Rakine (the “Restrictive Covenant Agreements”);
(r) duly executed termination and release agreement terminating that certain Equity Agreement, dated as of August 13, 2020, among Just Brands, Just Brands USA, Inc., FMMD and SSGI, in form and substance satisfactory to Purchaser;
(s) (i) an intellectual property agreement duly executed by ASH for all Intellectual Property owned by ASH that is included in the Seller Owned Business Intellectual Property, (ii) an intellectual property agreement duly executed by Hussein Rakine for all Intellectual Property owned by Hussein Rakine that is included in the Seller Owned Business Intellectual Property, (iii) an intellectual property agreement duly executed by Shehzeen Mitha for all Intellectual Property owned by Shehzeen Mitha that is included in the Seller Owned Business Intellectual Property, and (iv) an intellectual property agreement duly executed by for all Intellectual Property owned by Brett Sandman that is included in the Seller Owned Business Intellectual Property, in each case, in form and substance reasonably satisfactory to Purchaser (collectively, “Intellectual Property Assignment Agreements”);

(t) evidence reasonably satisfactory to the Purchaser that the Just Brand UK shares have been transferred to Just Brand LLC;
(u) evidence reasonably satisfactory to the Purchaser of a board meeting of Just Brands UK to: approve the resignations of the existing directors, appoint the new directors designated by Purchaser, change the registered office address as requested by Purchaser any other administrative matters reasonably requested by Purchaser;
(v) if there are any bank mandates, evidence reasonably satisfactory to the Purchaser that all representatives of the Sellers and their Affiliates have been removed from the bank mandates;
(w) the authentication code for Just Brands UK (or written confirmation that no such code has been issued); and
(x) all other documents, instruments, or certificates as may be reasonably requested by Purchaser.
8.2 Purchaser Closing Deliveries.  Purchaser will deliver or cause to be delivered, the following to Sellers’ Representative at the Closing, each of which (if a document) will, unless otherwise indicated, be dated as of the Closing Date:
(a) the Cash Consideration, paid in accordance with and to the recipients referenced in Section 3.3;
(b) the Closing Shares, issued in accordance with and to the recipients referenced in Section 3.3;
(c) the Employment Agreements, duly executed by the applicable Company;
(d) the Lock‑up Agreement, duly executed by Purchaser;
(e) the Share Escrow Agreement, duly executed by Purchaser;
(f) the Escrow Agreement, duly executed by Purchaser; and
(g) the Restrictive Covenant Agreements, duly executed by Purchaser.
Article IX
Survival; Indemnification
9.1 Survival.
(a) Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing until the expiration of its Applicable Limitation Date, and each Party shall be entitled to recover for any Loss related thereto pursuant to Section 9.2(a)(i) or Section 9.3(a)(i), as applicable, if written notice of a claim thereof complying with the terms of this Agreement is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” means, (i) with respect to Fundamental Representations, indefinitely, (ii) with respect to SOL Representations, 60 days after the date upon which the applicable statute of limitations expires, and (iii) with respect to representations or warranties other than Fundamental Representations and the SOL Representations, the date that is 15 months following the Closing Date.

(b) Survival of Covenants.  All of the covenants or other agreements contained in this Agreement will survive the Closing Date until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non‑compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.
(c) Claims for indemnification related to fraud, intentional misrepresentation or willful misconduct may be brought at any time following the Closing.
(d) Any Claims pending on the expiration of the survival period for which notice has been given in accordance with this Article IX on or before such expiration may continue to be asserted and indemnified against until finally resolved (each, a “Pending Claim”).  Any Claim that is not pending as of the expiration of the survival period will be forfeited by the holder of such Claim vis‑à‑vis the Indemnifying Person.
9.2 Indemnification by Sellers.
(a) Sellers’ Indemnification.  From and after the Closing and subject to any applicable limitation set forth in this Article IX: (y) the High Roller Sellers, jointly and severally, with respect to themselves and High Roller; and (z) ASH and the SSGI/FMMD Sellers, severally and not jointly, with respect to Just Brands and Just Brands UK, shall indemnify, defend, and hold harmless Purchaser and each of its Representatives, Affiliates (including the Companies and their Subsidiary), and equityholders (each, a ”Purchaser Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Purchaser Indemnitees and arising out of the following (each, a ”Sellers Indemnifiable Matter”):
(i) any inaccuracy in or breach of any of the representations or warranties made by any Seller contained in Article V of this Agreement and the other Transaction Documents to which it is a party;
(ii) any breach of any covenant of Sellers or Sellers’ Representative in this Agreement or any other Transaction Document to which Sellers or Sellers’ Representative is a party;
(iii)         any liability or obligation related to any Closing Debt or unpaid Seller Transaction Expenses;
(iv)             any Indemnified Taxes;
(v) any claims, actions, or disputes between or among Sellers;
(vi)          any claim by any Person who is or at any time prior to the Closing was an officer, director, or employee of a Company or any Subsidiary, in their capacity as such, seeking indemnification, reimbursement of expenses or other payment with respect to a period prior to the Closing;
(vii)           any matter referred to in Section 5.15 of the Disclosure Schedule;
(viii)        any matter arising prior to the Indemnity Expiration Date but related to the ownership or operation of a Company or any Subsidiary prior to the Closing Date and that would have been required to be listed on Section 5.15 of the Disclosure Schedule if such matter had arisen or been known prior to the Closing Date;

(ix)           any amounts payable by any Seller to Purchaser pursuant to Section 2.4(c); or
(x) any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of any Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.
(b) Sellers’ Indemnification on Behalf of the Sellers.  From and after the Closing and subject to any applicable limitation set forth in this Article IX, each Seller will, severally and not jointly, indemnify, defend, and hold harmless the Purchaser Indemnitees from and against any and all Losses that are suffered or incurred by any of Purchaser Indemnitees and arising out of the following:
(i) any inaccuracy in or breach of any of the representations or warranties made by such Seller in Article IV of this Agreement or in any Transaction Document to which it is a party;
(ii) any breach of any covenant of such Seller in this Agreement or any other Transaction Document to which such Seller is a party.
(c) Limitations.  All obligations of Sellers under this Section 9.2 are subject to each applicable limitation below:
(i) Sellers shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy in or breach of the representations and warranties made by them in this Agreement (other than claims for breaches or inaccuracies of Fundamental Company Representations, Fundamental Seller Representations, SOL Representations or Section 5.15) until such time as the total amount of all Losses (including Losses arising from other Sellers Indemnifiable Matters) for Claims in that have been suffered or incurred by all of the Purchaser Indemnitees collectively, or to which the Purchaser Indemnitees have otherwise become subject, exceeds $300,000.00 (the “Indemnification Threshold”).  If the total amount of Losses for all such Sellers Indemnifiable Matters exceeds the Indemnification Threshold, the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Losses from the first dollar, and not just in excess of the Indemnification Threshold.
(ii) With respect to any claim pursuant to Section 9.2(a)(i) for any inaccuracy in or breach of the representations and warranties made by them in this Agreement (other than claims for breaches or inaccuracies of Fundamental Company Representations, Fundamental Seller Representations, SOL Representations or Section 5.15) as to which the Purchaser Indemnitees may be entitled to indemnification, Sellers shall not be liable for any individual or series of related Losses which do not exceed $2,500.00 (which Losses shall not be counted toward the Indemnification Threshold).
(iii)            The aggregate Liability of Sellers for indemnification under Sections 9.2(a)(i) and (b)(i) (other than claims for breaches or inaccuracies of Fundamental Company Representations, Fundamental Seller Representations, SOL Representations or Section 5.15) shall not exceed $6,000,000.00 (the ”Indemnification Cap”).
(iv)           The aggregate Liability of Sellers for indemnification under Sections 9.2(a)(i) (for any inaccuracy in or breach of Section 5.15), 9.2(a)(vii) and 9.2(a)(viii) shall not exceed an amount equal to $30,000,000.00.

(v) The aggregate Liability of Sellers for indemnification for all Sellers Indemnifiable Matters shall not exceed an amount equal to the Purchase Price.
(vi)            Notwithstanding the foregoing, in no event will any of the limitations on the indemnification obligations of Sellers set forth in Section 9.2(c) apply to any Losses arising out of or relating to any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of any Company, any Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.
(vii)          Subject to the limitations on the indemnification obligations of Sellers set forth in Sections 9.2(a)(z) and 9.2(c), each Seller will be jointly and severally liable to Purchaser Indemnitees for any and all Sellers Indemnifiable Matters.
(viii)         Subject to the limitations on the indemnification obligations of Sellers set forth in Section 9.2(c), all indemnification payments required to be made to any Purchaser Indemnitee in respect of Sellers Indemnifiable Matters by Sellers will be made first from the Escrow Shares and second, to the extent the amount of Escrow Shares remaining in the Share Escrow Account are insufficient, from the Sellers.
(ix)          For purposes of calculating the amount of Losses to which an Indemnified Person is entitled under this Article IX for Sellers Indemnifiable Matters and under Section 9.2(b) and for purposes of determining whether a Seller representation or warranty is inaccurate or has been breached, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded.
9.3 Indemnification by Purchaser.
(a) Purchaser Indemnification.  From and after the Closing and subject to any applicable limitation set forth in this Article IX, Purchaser will indemnify, defend, and hold harmless each Seller and each of its Representatives, Affiliates (excluding the Companies and their Subsidiary), and equityholders (each, a ”Seller Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Seller Indemnitees, directly or indirectly, and arising out of any of the following (each, a ”Purchaser Indemnifiable Matter”):
(i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser contained in this Agreement or any other Transaction Document to which it is a party;
(ii) any breach of any covenant of Purchaser in this Agreement or any other Transaction Document to which Purchaser is a party;
(iii)         any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Parent by any Seller or Seller’s Representative expressly for use therein; or
(iv)        any fraud, intentional misrepresentation, or willful breach on the part of Purchaser, or any Representative of Purchaser in connection with this Agreement, any Transaction Document, or any Contemplated Transactions.

(b) Limitations.  Other than in respect of any fraud, intentional misrepresentation, or willful breach, Purchaser’s obligations to indemnify Seller Indemnitees pursuant to a Purchaser Indemnifiable Matter are subject to the following limitations:
(i)   Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any breach of its representations and warranties in this Agreement (other than claims for breaches or inaccuracies of Fundamental Purchaser Representations) until such time as the total amount of all Losses (including Losses arising from other Purchaser Indemnifiable Matters) for Claims that have been suffered or incurred by all of the Seller Indemnitees collectively, or to which the Seller Indemnitees have otherwise become subject, exceeds the Indemnification Threshold.  If the total amount of Losses for all such Purchaser Indemnifiable Matters exceeds the Indemnification Threshold, the Seller Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Losses from the first dollar, and not just in excess of the Indemnification Threshold.
(ii)   With respect to any claim as to which the Seller Indemnitees may be entitled to indemnification, Purchaser shall not be liable for any individual or series of related Losses which do not exceed $2,500.00 (which Losses shall not be counted toward the Indemnification Threshold).
(iii)          The aggregate Liability of Purchaser for indemnification under Section 9.3(a)(i) (other than claims for breaches or inaccuracies of Fundamental Purchaser Representations) shall not exceed the Indemnification Cap.
(iv)   The aggregate Liability of Purchaser for indemnification for all Purchaser Indemnifiable Matters shall not exceed an amount equal to the Purchase Price.
9.4 Claim Notice.
(a) Notice of Direct Claims.  As soon as is reasonably practicable after any Purchaser Indemnitee or any Seller Indemnitee (each, as applicable, an ”Indemnified Person”) or any Party becomes aware of any event or condition that would reasonably be expected to result in a Loss with respect to which Purchaser or any Seller (in each case as the case may be, an ”Indemnifying Person”) may become obligated to indemnify, defend, hold harmless, compensate, or reimburse any Indemnified Person pursuant to this Article IX (a ”Claim”), such Person will give notice of such Claim (a ”Direct Claim Notice”) (i) if such Person is Purchaser or a Purchaser Indemnitee, to Sellers’ Representative, or (ii) if such Person is any Seller Indemnitee, to Purchaser.  A Direct Claim Notice (A) must describe the Claim in reasonable detail; and (B) must in good faith indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may reasonably be expected to be suffered by the Indemnified Person (the ”Claimed Amount”).
(b) Notice of Third‑Party Claims.  In the event of the assertion of any Claim by any third‑party Person with respect to which an Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article IX, or the commencement by any third‑party Person of any Proceeding (whether against a Party or any other Indemnified Person) with respect to which any Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article IX (each, a ”Third‑Party Claim”), the Indemnified Person or Indemnifying Person, as the case may be, if having notice of such Third‑Party Claim, will provide the other party (in the case of Sellers, such notice going to Sellers’ Representative) with prompt written notice (providing the same information as a Direct Claim Notice) of such Third‑Party Claim (together with a Direct Claim Notice, a ”Claim Notice”) together with copies of all documents (including court pleadings) received by the notifying Person relating to the Third‑Party Claim together with such supporting documents reasonably available to such Person.

(c) Failure to Deliver Notice.  The delay or failure to provide such Claim Notice to the Indemnifying Person will not affect the rights or remedies of any Indemnified Person to receive indemnification for Losses or alter or relieve the Indemnifying Person of its obligations to indemnify for Losses, unless (i) such Claim Notice is delivered after the expiration of the applicable survival period (in which case the Indemnifying Person has no obligation to indemnify), or (ii) as a result of a material delay, the Indemnifying Person is materially prejudiced.
(d) Response to Claim Notice.  During the 30‑day period commencing upon the delivery to the Indemnifying Person of a Direct Claim Notice (the ”Dispute Period”), the Indemnifying Person will deliver to the Indemnified Person a written response (the ”Response Notice”) in which the Indemnifying Person:  (i) agrees that the full Claimed Amount is owed to the Indemnified Person; (ii) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the ”Agreed Amount”) is owed to the Indemnified Person; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Person.  Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Person to be owing to the Indemnified Person pursuant to the Response Notice will be referred to as the ”Contested Amount.”  If a Response Notice is not timely received by the Indemnified Person prior to 5:00 p.m. Eastern Time on the 30th day of the Dispute Period, then the Indemnifying Person will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Person.
(e) Payment of Full Claimed Amount.  If (i) the Indemnifying Person delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Person, or (ii) the Indemnifying Person does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations, requirements, and procedures of this Article IX, (A) if a Purchaser Indemnitee is the Indemnified Person, Sellers will pay by wire transfer of immediately available funds (or will cause Escrow Shares to be sold in accordance with Section 9.5) to such Indemnified Person, cash in an amount equal to the Claimed Amount, or the Purchaser and Sellers’ Representative; or (B) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay by wire transfer of immediately available funds to such Indemnified Person cash in an amount equal to the Claimed Amount.
(f) Payment of Less Than Full Claimed Amount.  If the Indemnifying Person delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Person, then, subject to the limitations of this Article IX, (i) if a Purchaser Indemnitee is the Indemnified Person, Sellers will pay by wire transfer of immediately available funds (or will cause Escrow Shares to be sold in accordance with Section 9.5) to such Indemnified Person, cash in an amount equal to any amount of the Agreed Amount that remains unpaid; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay by wire transfer of immediately available funds to such Indemnified Person cash in an amount equal to the Agreed Amount.
(g) Settlement of Contested Amount.  If the Indemnifying Person delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Person and the Indemnified Person will attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnifying Person and the Indemnified Person resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an ”Agreed Amount”), then the Indemnifying Person and the Indemnified Person will execute a written settlement agreement, and then, subject to the limitations of this Article IX, (i) if a Purchaser Indemnitee is the Indemnified Person, Sellers will pay by wire transfer of immediately available funds (or will cause Escrow Shares to be sold in accordance with Section 9.5) to such Indemnified Person cash in an amount equal to any amount of the Agreed Amount that remains unpaid; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay by wire transfer of immediately available funds to such Indemnified Person cash in an amount equal to the Agreed Amount.

(h) Failure to Settle Contested Amount.  If the Indemnifying Person and the Indemnified Person are unable to resolve any part of the dispute relating to any Contested Amount during the 30‑day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Person or the Indemnifying Person (with Purchaser or Sellers’ Representative as the sole authorized agents of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction within one year following the delivery of the Response Notice, and the remaining Contested Amount will only be payable upon the earlier of the agreement of the parties or entry of a final, non‑appealable Order concerning the matter issued by a court of competent jurisdiction (a ”Final Award”), and, subject to the limitations of this Article IX, (i) if a Purchaser Indemnitee is the Indemnified Person, Sellers will pay by wire transfer of immediately available funds (or will cause Escrow Shares to be sold in accordance with Section 9.5) to such Indemnified Person cash in an equal to the amount of the Final Award that remains unpaid after such reduction; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay cash to such Indemnified Person in an amount equal to the amount of the Final Award.  If neither the Indemnified Person nor the Indemnifying Person submit the dispute to a court of competent jurisdiction within such one‑year period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Person delivering the Response Notice.
(i) Defense of Third‑Party Claims.  The Indemnifying Person will be entitled to conduct the defense of any Third‑Party Claim on the terms set forth in this Section 9.4(i), provided that (A) the Indemnifying Person promptly notifies the Indemnified Person in writing (but, in any event, within 10 Business Days following the delivery of notice of Third‑Party Claim) of the Indemnifying Person’s intent to conduct such defense, and (B) if any of Purchaser or its Affiliates are the Indemnified Person under this Agreement with respect to such Third‑Party Claim, such Third‑Party Claim (I) has not been brought by then‑current customers or vendors of Purchaser or its Affiliates, and (II) is not otherwise disruptive to the Companies or any Subsidiary if not defended directly by Purchaser, the Companies or any of their respective Affiliates.  Subject to the foregoing, the Indemnified Person will be entitled to conduct the defense of any Third‑Party Claim on the terms set forth in Section 9.4(i)(iii), provided that the Indemnifying Person has not elected to conduct the defense pursuant to the preceding sentence.
(i) If the Indemnifying Person does deliver such written notice of its intent to conduct the defense of such Third‑Party Claim in accordance with this Section 9.4(i), the Indemnifying Person will assume the defense of such Third‑Party Claim; except that:  (A) the Indemnifying Person must provide the Indemnified Person with an affidavit attesting that the Indemnifying Person has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (B) the Third‑Party Claim must seek (and continue to seek) solely monetary damages and may not involve any criminal proceeding, action, investigation or allegations; (C) the Indemnifying Person must expressly agree in writing that as between the Indemnifying Person and the Indemnified Person, the Indemnifying Person may only satisfy and discharge the Third‑Party Claim in accordance with the limits set forth in this Agreement; (D) counsel selected by the Indemnifying Person must be reasonably acceptable to the Indemnified Person; (E) the Indemnifying Person expressly agrees in writing that it will be liable for any Loss incurred by the Indemnified Person, subject only to the limitations set forth in this Article IX; and (F) the Indemnified Person has not been advised in writing by counsel that (I) a reasonable likelihood exists of a material conflict of interest between the Indemnifying Person and the Indemnified Person with respect to the defense of such Third‑Party Claim, or (II) the Indemnified Person has one or more defenses not available to, and not otherwise being covered by counsel to, the Indemnifying Person (the conditions set forth in clauses (A) through (F) of this paragraph are, collectively, the ”Litigation Conditions”).
(ii) Subject to continued fulfillment of the Litigation Conditions:
(A) the Indemnifying Person will proceed to defend such Third‑Party Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Person at the sole expense of the Indemnifying Person, subject to any applicable limitations in this Article IX;

(B) the Indemnifying Person will keep the Indemnified Person reasonably informed of all material developments and events relating to such Third‑Party Claim, including but not limited to directing counsel to provide the Indemnified Person a written status report concerning the litigation of any such Third-Party Claims on a monthly basis;
(C) the Indemnifying Person will provide copies of any invoices from counsel concerning a Third-Party Claim within 10 Business Days of receipt of such invoices;
(D)    the Indemnified Person will cooperate in connection with the defense, compromise or settlement of any Third‑Party Claim and will furnish such non‑privileged records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by, and at the cost of, the Indemnifying Person in connection therewith;
(E) the Indemnified Person will have the right to participate (but not control), at its sole cost and expense, in the defense of such Third‑Party Claim; except that, if (A) any of the Litigation Conditions cease to be met, or (B) the Indemnifying Person fails to take reasonable steps necessary to defend diligently such Third‑Party Claim, and, in either case, the Indemnified Person provides notice and the Indemnifying Person fails to cure within 10 days, then the Indemnified Person may assume and control the defense of the Third‑Party Claim;
(F) the Indemnifying Person will provide the Indemnifying Person with written notice any and all settlement offers or proposals received concerning any Third Party Claim within 3 Business Days of receipt of such offer or proposal; and
(G) the Indemnifying Person may not settle, adjust, or compromise such Third‑Party Claim without the prior written consent of the Indemnified Person unless such settlement or compromise includes only the payment of funds satisfied entirely by the Indemnifying Person.
(iii)   If the Indemnified Person proceeds with the defense of any Third‑Party Claim pursuant to this Section 9.4:
(A)    all reasonable expenses relating to the defense of such Third‑Party Claim (whether or not incurred by the Indemnified Person) to the extent they are indemnifiable Losses pursuant to this Article IX will be borne and paid exclusively by the Indemnifying Person, subject to any applicable limitations in this Article IX;
(B) the Indemnified Person will proceed to defend such Third‑Party Claim in a commercially reasonable, diligent manner;

(C) the Indemnifying Person will make available to the Indemnified Person any documents and materials (other than privileged documents or materials) in the possession or control of the Indemnifying Person that may be necessary to the defense, compromise or settlement of such Third‑Party Claim and will furnish such information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith;
(D) the Indemnified Person will keep the Indemnifying Person reasonably informed of all material developments and events relating to such Third‑Party Claim; and
(E) the Indemnified Person may not settle, adjust or compromise such Third‑Party Claim without the prior written consent of the Indemnifying Person, which consent may not be unreasonably withheld, delayed or denied.
(iv)  Additionally, the Indemnifying Person will lose its right to contest, defend, litigate and settle the Third‑Party Claim if it fails to accept a tender of the defense of the Third‑Party Claim.  In such event, the Indemnified Person will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third‑Party Claim; provided, however, that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Person.
(v)   Notwithstanding anything to the contrary contained in this Section 9.4,  Sellers acknowledge that they are responsible for indemnifying Purchaser Indemnities for Losses pursuant to Section 9.2(a)(vi), and ASH elects to conduct the defense of the matters referred to in Section 5.15(a) of the Disclosure Schedule on the terms set forth in this Section 9.4(i).
9.5 Indemnity Disbursements.
(a) If Sellers become obligated (whether through mutual agreement between Purchaser and the Sellers, the full, final and conclusive settlement, a result of a Final Award or otherwise finally determined in accordance with the terms of the Share Escrow Agreement) to provide indemnification or otherwise pursuant to this Article IX, Purchaser and the Sellers’ Representative shall promptly, but not more than two (2) Business Days after such determination has been made, deliver joint written instructions to the Share Escrow Agent instructing the Share Escrow Agent to disburse from the Share Escrow Account the number of Escrow Shares determined in accordance with the next following sentence, into the Sellers’ Rep Brokerage Account and releasing such Escrow Shares from the respective Lock-up Agreements to the extent sold in accordance with this Section 9.5.  For purposes this Section 9.5, the number of Escrow Shares to be delivered into the Sellers’ Rep Brokerage Account in accordance with this Article IX (the “Delivered Escrow Shares”) shall be equal to (A) the aggregate amount of indemnifiable Losses owed to a Purchaser Indemnitee referred to in the previous sentence to be satisfied from the net proceeds of such sale (after costs of sales and brokerage commissions) divided by (B) the closing share price on the NASDAQ Capital Market of Parent Common Stock on the trading date immediately prior to the date of the written direction letter contemplated by this Section 9.5(a). The Sellers’ Representative shall, simultaneously with the joint direction letter to the Share Escrow Agent contemplated by this Section 9.5(a), direct the Sellers’ Rep Broker to (i) sell such number of Escrow Shares so delivered up to an amount such that the net proceeds from such sales equal the indemnifiable Losses to which the applicable Purchaser Indemnitee is entitled, at the earliest time such Escrow Shares may be sold hereunder and subject to the next following sentence, (ii) deliver the net proceeds thereof directly to an account specified by the Purchaser, and (iii) deliver any excess, unsold Escrow

Shares back to the Share Escrow Account to continue to be held by the Share Escrow Agent under the Share Escrow Agreement and which shall again remain subject to the Lock-up Agreements delivered hereunder to the extent still in effect. The direction to sell provided by the Sellers’ Representative referred to in (i) in the previous sentence shall instruct the Sellers’ Rep Broker to sell such shares pursuant to the Registration Statement, or under Rule 144, in either case, to the extent available and otherwise consistent with the obligations of the Sellers’ Rep Broker regarding execution of such sale, or as soon thereafter as such sales may be executed, and any Purchaser Indemnitee may have the right to settle such indemnifiable Losses and be reimbursed from such sales at such time as they are able to be executed.  In the event that the net proceeds from the sales of the number of Escrow Shares sold pursuant to the preceding sentence are less than the indemnifiable Losses to which the applicable Purchaser Indemnitee is so entitled, Sellers shall remain responsible for such shortfall.
(b) In the event Delivered Escrow Shares are sold pursuant to Section 9.5(a) at any time prior to the expiration of the Reference Period at a weighted average price, on an aggregated basis, that is less than the Share Price, an adjustment shall be made to the number of Additional Shares to be issued in accordance with Section 2.7.
(c) On the Share Escrow Termination Date, subject to the terms and conditions of the Share Escrow Agreement, Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Share Escrow Agent to disburse from the Share Escrow Account to each Seller such Seller’s Proportionate Share of the remaining Escrow Shares held in the Share Escrow Account, less that number of Escrow Shares equal to (i) the aggregate amount of any Losses of the Purchaser Indemnitees with respect to Pending Claims, (ii) any Escrow Shares to be delivered to Purchaser to satisfy Losses in accordance with this Article IX, and (iii) the Relinquished Shares.  Such Escrow Shares shall be delivered by restricted book entry at Parent’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, the Sellers.
(d) Upon the full and final resolution of a Pending Claim upon the earlier of the full, final and conclusive settlement or entry of a Final Award or otherwise pursuant to this Article IX, after the Share Escrow Termination Date, if the value of the Escrow Shares retained in the Share Escrow Account with respect to such Pending Claim exceeds (i) the amount that the Purchaser Indemnitees are entitled to receive from the Share Escrow Account pursuant to this Article IX in respect of such Pending Claim (such amount to be determined in accordance with the last sentence of Section 9.5(a)) and (ii) the Relinquished Shares, then Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Share Escrow Agent to release that number of Escrow Shares from the Share Escrow Account to the Share Escrow Agent for further distribution to the Sellers on a Proportionate Share basis, by restricted book entry at Parent’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, equal to the amount of such excess.
(e) On the later of (i) the Share Escrow Termination Date and (ii) the date on which all Pending Claims, if any, are finally resolved, subject to the terms and conditions of the Share Escrow Agreement, Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Share Escrow Agent to disburse from the Share Escrow Account to Parent the then remaining Relinquished Shares.
9.6 Exclusive Remedy; No Double Recovery.  Other than fraud, intentional misrepresentation, willful breach, willful misconduct, or breach of covenant and the equitable remedies described in this Agreement, the exclusive remedy of any Party or other Person entitled to indemnification under this Article IX for Losses arising out of or relating to any Purchaser Indemnifiable Matter or Sellers Indemnifiable Matter will be indemnification under this Article IX.  No Indemnified Person will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Person had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

9.7 Specific Performance.   Each Party hereby acknowledges that the rights of each Party with respect to such matter are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non‑breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non‑breaching Party or Parties will be entitled to:  (a) subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) seek any other equitable relief.
9.8 Indemnification in Case of Strict Liability or Indemnitee Negligence.  The indemnification provisions in this Article IX will be enforceable regardless of whether (a) the Liability is based upon past, present, or future acts, claims, or Laws (including any past, present, or future bulk sales Law, Environmental Law, fraudulent transfer act, products liability, securities, or other Law) and (b) any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.
9.9 Determination of Losses.  Losses payable to or received by an Indemnified Person under this Article IX will be reduced by the amount of any (a) insurance proceeds with respect to such Losses, net of any increase in premiums or other out‑of‑pocket costs of the Indemnified Person as a result of such insurance claims; and (b) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third‑Party Recovery Proceeds”), in each case, actually received by any Indemnified Person.  The Indemnified Person shall use its Commercially Reasonable Efforts to recover under insurance proceeds or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
9.10 Treatment of Indemnity Payments for Tax Purposes.  All amounts payable under this Article IX will, for Tax purposes, be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
9.11 Payment or Reimbursement of Losses.  Subject to the limitations of this Article IX, payment or reimbursement for Losses incurred by an Indemnified Person will be made by or on behalf of the Indemnifying Person within 15 Business Days of the final resolution of any related claim for indemnification under the terms of this Agreement.
9.12 Right to Setoff.  Subject to the limitations and provisions in this Article IX and in addition to any rights that Purchaser may have under applicable Law, Purchaser will have the right to setoff, appropriate, and apply any amounts payable or to be payable to or on behalf of Sellers under this Agreement, including with respect to the Escrow Shares, against any amounts finally determined as payable to any Purchaser Indemnitee by or on behalf of Sellers pursuant to Article IX.  Purchaser will provide prompt written notice to Sellers’ Representative of Purchaser’s intent to set off any such payments against any amounts determined pursuant to this Section 9.12.
Article X
Sellers’ Representative
10.1 Authorization of Sellers’ Representative.   Notwithstanding anything in this Agreement to the contrary, Purchaser will be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative and on any action taken or purported to be taken on behalf of any Seller as fully binding on such Seller.  Purchaser may deal exclusively with Sellers’ Representative with respect to any claims under this Agreement.  Sellers’ Representative hereby represents and warrants to Purchaser that the representations in Sections 4.1, 4.3, and 4.4 are true with respect to Sellers’ Representative as if Sellers’ Representative were a Seller.  Sellers’ Representative hereby agrees to act on behalf of each Seller and accepts the appointment by each such Seller (upon the execution of this Agreement by such Seller) to act on its behalf, as provided in this Agreement.  In connection with such appointment, Sellers’ Representative is hereby authorized and empowered to act, on behalf of each Seller, in connection with and to facilitate the consummation of the Contemplated Transactions, and in connection with the activities to be performed on behalf of Sellers under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 10.1 which will include the power and authority on behalf of Sellers:
(a) to execute and deliver such amendments, modifications, waivers, and Consents in connection with this Agreement and the consummation of the Contemplated Transactions as Sellers’ Representative, in Sellers’ Representative’s sole and absolute discretion, may deem necessary or desirable;
(b) to use reasonable best efforts to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of Sellers’ Representative arising out of or under or in any manner relating to each Transaction Document and the transactions contemplated thereby and, in connection therewith, to (i) assert or institute any Proceeding; (ii) investigate, defend, contest, or litigate any Proceeding initiated by Purchaser or any other Person against Sellers; (iii) settle or compromise any Proceeding relating to this Agreement; (iv) assume the defense of any Third‑Party Claim that is the basis of any Proceeding relating to this Agreement; and (v)  file and prosecute appeals from any Order rendered in any of the foregoing Proceedings, it being understood that Sellers’ Representative will not have any obligation to take any such actions, and will not have any Liability for any failure to take any such actions;
(c) to enforce payment and distribution of any amounts payable to, or for distribution to, Sellers, in connection with this Agreement, in each case, to the extent of each Seller’s respective interests therein;
(d) to cause the distribution of the Additional Shares, if any;
(e) to cause the distribution, if any, of the Escrow Shares to the Sellers;
(f) subject to the provisions of Section 10.7, to make, execute, acknowledge, and deliver all such other agreements, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in Sellers’ Representative’s sole and absolute discretion, may consider necessary, proper, or convenient in connection with, or to carry out the activities described in, subsections (a) through (e) of this Section 10.1 and the Contemplated Transactions and all other agreements, documents, or instruments referred to in this Agreement or therein or executed in connection herewith or therewith;
(g) to negotiate and settle disputes and controversies with Purchaser, in Sellers’ Representative’s sole and absolute discretion; and
(h) to cause to be withheld from any cash payment or distribution of the Purchase Price to Sellers, on and after the date of this Agreement, the amount of any fee payable to Sellers’ Representative and any reasonable cost and expense incurred, directly or indirectly, by Sellers’ Representative in connection with Sellers’ Representative’s obligations under this Agreement or relating to the Contemplated Transactions (including pursuant to any Proceedings or other legal actions pursuant to Section 11.9).

10.2 Payment of Expenses.  In connection with the performance of its obligations under this Agreement, Sellers’ Representative will have the right at any time and from time to time to select and engage attorneys, accountants, investment bankers, advisors, and consultants, to obtain such other professional and expert assistance (in all cases as reasonably necessary), and maintain such records, as reasonably necessary or desirable, and to incur other reasonable out‑of‑pocket expenses.  The fees and expenses of such advisors, and all other fees, costs, and expenses incurred by Sellers’ Representative under this Agreement, will be paid by each Seller in accordance with such Seller’s Proportionate Share or as otherwise agreed by Sellers.
10.3 Proportionate Share; Expenses.
(a) All payments to Sellers and all sums, proceeds, and other property held by Sellers’ Representative on behalf of Sellers, if any, will be allocated among Sellers in accordance with their respective Proportionate Shares or as otherwise agreed by Sellers unless otherwise provided expressly in this Agreement.
(b) All monies or other proceeds received by Sellers’ Representative will be distributed by Sellers’ Representative as promptly as practicable thereafter to Sellers in accordance with their respective Proportionate Shares or as otherwise agreed by Sellers unless otherwise provided expressly in this Agreement.
10.4 Compensation; Exculpation.
(a) In dealing with this Agreement and any other Transaction Documents, and instruments, agreements, or documents relating thereto, and in exercising or failing to exercise any or all of the powers conferred upon Sellers’ Representative under this Agreement, (i) Sellers’ Representative does not assume or incur any Liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with this Agreement or any such other agreement, except in the case of Sellers’ Representative’s bad‑faith willful misconduct, and (ii) Sellers’ Representative may rely on the advice of counsel, public accountants, or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative (which is not the result of bad‑faith willful misconduct) whether or not pursuant to such advice, will not subject Sellers’ Representative to Liability to Sellers.
(b) All of the indemnities, immunities, and powers granted to Sellers’ Representative under this Agreement survive the Closing or any termination of this Agreement.
(c) Sellers, in accordance with their respective Proportionate Shares, must (i) indemnify Sellers’ Representative from and against all Losses incurred by Sellers’ Representative in connection with Sellers’ Representative’s performance of Sellers’ Representative’s duties and obligations as Sellers’ Representative, in each case, as such Losses are incurred, except to the extent it is finally adjudicated that Sellers’ Representative engaged in bad‑faith willful misconduct, in which case, Sellers’ Representative will reimburse Sellers the amount of such indemnified Losses attributable to such bad‑faith willful misconduct, and (ii) reimburse Sellers’ Representative for any out‑of‑pocket expenses incurred by Sellers’ Representative, in each case, arising out of the performance of Sellers’ Representative’s duties and obligations under this Agreement.  Sellers’ Representative may pay such amounts from amounts otherwise payable to Sellers under this Agreement.  If not paid directly to Sellers’ Representative by Sellers, any such losses, liabilities, or expenses may be recovered by Sellers’ Representative from the funds otherwise distributable to Sellers pursuant to the terms of this Agreement at the time of distribution.

10.5 Successor Sellers’ Representative.  Upon the resignation of Sellers’ Representative, a successor will be appointed by the Seller with the largest Proportionate Share.
10.6 Power of Attorney.  Upon the execution by each Seller of this Agreement, such Seller, on and after the date of this Agreement, hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place, and stead, in any and all capacities, in connection with the Contemplated Transactions, granting unto said attorney‑in‑fact and agent, full power and authority to do and perform each and every act and thing requisite, necessary, or desirable to be done in connection with any of the Contemplated Transactions, as fully to all intents and purposes as such holder might or could do in person.  THE POWER OF ATTORNEY GRANTED IN ACCORDANCE WITH THIS SECTION 10.6:  (a) IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE; (b) MAY BE DELEGATED BY SELLERS’ REPRESENTATIVE; AND (c) WILL SURVIVE THE DEATH, DISSOLUTION, OR INCAPACITY OF ANY SUCH SELLER.
10.7 Certain Limitations.  Sellers’ Representative may not agree to any amendment, modification, or waiver of, or consent to, the provisions of this Agreement that materially and adversely (i) alters or changes the amount or kind of consideration to be received at the Closing in exchange for any of the Acquired Interests, (ii) alters any of the indemnification obligations of any Seller under this Agreement except as otherwise provided in this Agreement, or (iii) disproportionately (in relation to the other Sellers) affects the rights or obligations of any Seller, in any case, without the prior written consent of such affected Seller.
10.8 Correspondence.  Each Seller hereby agrees to receive correspondence from Sellers’ Representative, including in electronic form.
Article XI
General Provisions
11.1 Disclosure Schedule.  The information in Disclosure Schedule constitute (a) exceptions to particular representations and warranties of Sellers in this Agreement, or (b) descriptions or lists of Equity Securities, assets, Liabilities, and other items referred to in particular representations and warranties of Sellers in this Agreement; provided, however, that if there is any inconsistency between any provision or statement in this Agreement and any provision or statement in Disclosure Schedule (other than a specific exception in Disclosure Schedule to a specific representation or warranty), then the statements in this Agreement will control.  The statements in Disclosure Schedule relate to the correspondingly numbered Section of this Agreement that relates to such Section or to another Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section.  The delivery to Purchaser of a Material Contract (or the description of a Contract’s title and parties on Section 5.13 of the Disclosure Schedule) will not constitute a disclosure by Sellers of any matter or item the specific disclosure of which is required under this Agreement, except the existence of such Material Contract.
11.2 Assignment.  This Agreement is binding upon, and inures to the benefit of, each Party to this Agreement and such Party’s successors and assigns (if any).  Except as otherwise contemplated by Section 10.5, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent (with Sellers’ Representative’s consent binding on all Sellers).
11.3 No Third‑Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.  Without limiting the generality of the foregoing, (a) no employee or former employee (including any beneficiary or dependent thereof) of a Company or any Subsidiary or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, will have any rights under this Agreement or under any of the Transaction Documents to which he, she, or it is not personally a party, and (b) other than as an express party to this Agreement or the Transaction Documents, if applicable, no creditor of any of the Parties will have any rights under this Agreement or any of the Transaction Documents.  Nothing in this Agreement may be deemed or construed to affect any change or amendment to any Benefit Plans, and nothing in this Agreement modifies or will be deemed to modify the ability of any Benefit Plan to be amended or terminated in accordance with its terms.
11.4 Notices.  All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return‑receipt requested), postage prepaid, to the Parties at the addresses set forth in Appendix B or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 11.4, which will not constitute an amendment for the purpose of Section 11.7.  Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.
11.5 Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will be an original, and all of which when executed will constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in pdf will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by electronic image scan transmission in pdf will be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by electronic image scan transmission in pdf will, upon the request of a Party, promptly thereafter deliver a manually executed counterpart signature page to such Party; provided, however, that the failure to do so will not affect the validity, enforceability, or binding effect of this Agreement.
11.6 Entire Agreement; Exclusivity of Agreement.  This Agreement and the other Transaction Documents, along with the Exhibits, Schedules, and Disclosure Schedule to this Agreement and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings relating to such subject matter.  The representations, warranties, and covenants in this Agreement are intended to be part of the bargain among the Parties.  Except in the case of fraud arising from any breach of any representations, warranties, or covenants made in this Agreement or the Transaction Documents, respectively, none of the Parties will be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth in this Agreement and the Transaction Documents.  The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction.

11.7 Amendments.  This Agreement may not be amended except pursuant to the written agreement of Purchaser and Sellers or Sellers’ Representative and any attempted amendment to the contrary will be void ab initio.
11.8 Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect in such jurisdiction and the remaining provisions of this Agreement will be liberally construed to carry out the provisions and intent of this Agreement; provided, if any one or more of the provisions contained in this Agreement will be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision will be deemed amended by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, nor will the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.  To the extent not prohibited by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.
11.9 Governing Law; Venue; Waiver of Jury Trial.
(a) Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed solely by the internal laws of the State of Delaware, without regard to the conflict‑of‑law principles thereof.
(b) Venue and Jurisdiction.  Except as provided in Section 7.8(d) or Section 9.7, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state or federal court located in New York, New York.  Each Party:
(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in New York, New York, (and each appellate court located in the State of New York) in connection with any such Proceeding;
(ii) agrees that each state and federal court located in the Southern District of New York, will be deemed to be a convenient forum; and
(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Southern District of New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9(c).

11.10 Waiver in Writing.  No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.  No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
11.11 Attorneys’ Fees and Expenses.  In the event of any legal action or other legal proceeding among the Parties relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing Party will be entitled to payment by the non‑prevailing Party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing Party.
11.12 Construction.
(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party may not be applied in the construction or interpretation of this Agreement.
(b) The Parties intend that each representation, warranty, and covenant contained in this Agreement have independent significance.
[The remainder of page intentionally left blank.]

The Parties have duly executed this Agreement as of the date first written above.
PARENT: FLORA GROWTH CORP. By: /s/ Luis Merchan Name: Luis Merchan Title: Chief Executive Officer
PURCHASER: FLORA GROWTH U.S. HOLDINGS CORP. By: /s/ Luis Merchan Name: Luis Merchan Title: President

[Signature Pages to Securities Purchase Agreement]

COMPANIES:
HIGH ROLLER PRIVATE LABEL LLC By: /s/ Hussein Rakine Name: Hussein Rakine Title: President
JUST BRANDS LLC By: /s/ Hussein Rakine Name: Hussein Rakine Title: President

[Signature Pages to Securities Purchase Agreement]

SELLERS’ REPRESENTATIVE:

By: /s/ Hussein Rakine
Hussein Rakine

SELLERS:

MITHA MANAGEMENT GROUP LLC

By: /s/ Shehzeen Mitha
Name:  Shehzeen Mitha
Title: Member

ASH GROUP OF FLORIDA INC.

By: /s/ Hussein Rakine
Name:  Hussein Rakine
Title: Director

FMMD NETWORK, LLC

By:  /s/ Brett Sandman
Name: Brett Sandman
Title: Manager

SSGI FINANCIAL SERVICES, INC.

By:   /s/ Stephen Iacona
Name:  Stephen Iacona
Title: President

JUST BRANDS USA INC.

By:   /s/ Brett Sandman
Name: Brett Sandman
Title:  President

[Signature Pages to Securities Purchase Agreement]

For purposes of Section 7.12:

IACONA HOLDINGS INC

By: /s/ Stephen Iacona
Name: Stephen Iacona
Title: President

VIRTUAL FORCE BUSINESS PROCESS SOLUTIONS LLC

By:  /s/ Brett Sandman
Name: Brett Sandman
Title: President

/s/ Brett Sandman
Brett Sandman

[Signature Pages to Securities Purchase Agreement]

Appendix A
Definitions
Capitalized terms and other terms used in this Agreement have the following respective meanings:
“2021 Audited Financials” means the Companies’ and their Subsidiary’s audited financial statements consisting of the consolidated balance sheets of the Companies and their Subsidiary as of December 31, 2021, and the related statements of income, stockholders’ equity, and cash flows for the year then ended.
“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.
“Accountant” is defined in Section 2.4(b)(v).
 “Accounts Payable” means the bona fide trade accounts payable of the Companies and their Subsidiary as determined in accordance with GAAP.
“Accounts Receivable” means all bona fide trade accounts receivable of the Companies and their Subsidiary representing amounts receivable in respect of goods shipped/provided or services rendered in connection with the Business as determined in accordance with GAAP.
“Accrued Liabilities” means all expenses or losses incurred by the Companies and their Subsidiary that have not yet been paid or recorded elsewhere in the Companies’ and their Subsidiary’s financial statements, including all expenses and losses in respect of returned or rejected goods.
“Acquired Interests” is defined in the Recitals to this Agreement.
“Additional Cash Consideration” means $3,699,300.
“Additional Shares” is defined in Section 2.7.
“Adjustment Amount” is defined in Section 2.4(a).
“Affiliate” means (a) with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and (b) with respect to a natural person, also any Related Party of such natural person.  As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; provided, that any beneficial owner (as defined in Rule 13d‑3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities will be deemed to control such other Person.
“Agreed Amount” is defined in Section 9.4(d).
“Agreement” is defined in the opening paragraph of this Agreement.
“Allocation Schedule” is defined in Section 7.1.
“Annual Financial Statements” is defined in Section 5.5(a).
“Applicable Limitation Date” is defined in Section 9.1(a).

“Asset Allocation” is defined in Section 7.3(f).
“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employment, consulting, benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health‑care reimbursement, dependent‑care assistance, paid time off, and fringe‑benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of any Company or any Subsidiary or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Company, and Subsidiary or any member of the Controlled Group, and under which any Company, any Subsidiary or any member of the Controlled Group has or reasonably could have any liability.
“Business” means the business of manufacturing, distributing, marketing and selling cannabinoids (include all CBD, CBG, CBN, all other minors and Delta-8, 10) and related products, including such products that are researched, developed, sourced, manufactured and/or formulated, packaged, sold and distributed directly by Sellers, including gummies/candies, tinctures, vapes, honey sticks, capsules, topicals (oils and creams), bath bombs, pet foods/treats; and other products featuring cannabinoids derived from hemp (or cannabis).
“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York are authorized or obligated to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116‑136) as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the United States Small Business Administration, the United States Department of the Treasury or the Federal Reserve, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020 and Paycheck Protection Program Flexibility Act of 2020, as may be amended or any other Law intended to address the consequences of COVID‑19 (including the Families First Coronavirus Response Act (Pub. L. 116‑127)).
“Cash” means unrestricted cash and cash equivalents (including marketable securities) of the Companies and their Subsidiary, as of the Closing Date, determined in accordance with GAAP, but less all Liabilities of the Companies and their Subsidiary under outstanding checks, money orders, or similar instruments of, or issued or sent by, the Companies or their Subsidiary (except to the extent such amount is included in the calculation of Indebtedness of the Companies and their Subsidiary).
“Cash Consideration” is defined in Section 2.3(b).
“Claim” is defined in Section 9.4(a).
“Claim Notice” is defined in Section 9.4(b).
“Claimed Amount” is defined in Section 9.4(a).
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.

“Closing Debt” means the aggregate amount of Indebtedness of the Companies and their Subsidiary at Closing.
“Closing Seller Transaction Expenses” means the amount of Seller Transaction Expenses at Closing.
“Closing Share Price” means the closing share price of Parent Common Stock on the trading date immediately prior to the Closing Date.
“Closing Shares” has the meaning set forth in Section 2.3(b).
“Closing Working Capital” is defined in Section 2.4(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that a Person required to use its Commercially Reasonable Efforts may not be required to take actions that would result in a material adverse change in the benefits to such Person under the Transaction Documents and the Contemplated Transactions, commence any litigation, or offer or grant any material accommodation (financial or otherwise) to any third‑party.
“Company” is defined in the opening paragraph of this Agreement.
“Companies’ 2021 EBITDA” means the aggregate EBITDA of the Companies and their Subsidiary for the twelve month period ending on December 31, 2021, with each component of EBITDA calculated in accordance with GAAP, excluding any adjustments to EBITDA.
“Companies’ 2021 Revenue” means the aggregate revenue of the Companies and their Subsidiary as shown in the 2021 Audited Financials.
“Company Group” means Purchaser together with each of its direct and indirect Subsidiaries (including Companies and their Subsidiary).
“Company Intellectual Property” is defined in Section 5.10(a).
“Company Licensed Intellectual Property” is defined in Section 5.10(a).
“Company PPP Loans” means (a) the loan evidenced by that certain Promissory Note dated May 8, 2020, made by Just Brands in favor of Truist Bank; (b) the loan evidenced by that certain Promissory Note dated May 2, 2020, made by F.M.M.D Network LLC in favor of TD Bank, N.A.; and (c) the loan evidenced by that certain Note dated May 12, 2020 by High Roller in favor of Cross River Bank.
“Consent” means, with respect to a Person, any (a) consent, novation, approval, qualification, license, Permit, order, or authorization of any other Person; (b) obligation of such Person under any Law, Order, or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract, or Permit, including the waiver of a breach, default, or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Contemplated Transactions; or (d) release that such Person is required to obtain of any Encumbrance, in each case of the foregoing, without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contemplated Transactions” means the purchase and sale of the Acquired Interests and the other transactions and obligations contemplated by or provided for by this Agreement and the other Transaction Documents.
“Contested Amount” is defined in Section 9.4(d).
“Contract” means, with respect to any Person, any written, oral, implied, or other agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, sale or purchase order, work order, insurance policy, lease, license, commitment, covenant, or legally binding arrangement to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have any current or future Liability (notwithstanding the Statute of Frauds requirement that any such oral agreement be in writing if in excess of a certain amount in order to be binding).
“Controlled Group” means any trade or business (whether or not incorporated) (a) that is, or was at the relevant time, under common control within the meaning Section 4001(b)(1) of ERISA with a Company or any Subsidiary, or (b) that together with any Company or any Subsidiary is, or was at the relevant time, treated as a single employer under Section 414(t) of the Code.
“Data Room” means the virtual data room hosted by TransPerfect established by the Companies in connection with the Contemplated Transactions and accessible to Purchaser and its Representatives.
“Deferred Employment Taxes” means Taxes the payment of which is deferred pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local or non‑U.S. Law) including pursuant to IRS Notice 2020‑65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum dated August 8, 2020 issued by the President of the United States).
“Delivered Escrow Shares” is defined in Section 9.5.
“Determination Date” is defined in Section 2.4(b)(iii).
“Direct Claim Notice” is defined in Section 9.4(a).
“Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “Disclosure Schedule” that are referenced in Sellers’ representations and warranties set forth in this Agreement.
“Dispute Notice” is defined in Section 2.5(a)(ii).
“Dispute Period” is defined in Section 9.4(d).
“Distribution Amount” is defined in Section 9.4(d).
“EBITDA” for any period means the sum of net income interest, taxes, depreciation and amortization for such period, each as calculated in accordance with GAAP consistently applied.
“EBITDA Shortfall” is defined in Section 2.5(b).

“Employee” means any individual who, as of the Closing Date, (a) is actively employed by a Company or any Subsidiary, or (b) but for the fact that such individual is on Leave, would otherwise be actively employed by a Company or any Subsidiary.
“Encumbrances” means any mortgage, assessment, deed of trust, security interest, charge, easement, servitude, right of way, pledge, negative pledge, proxy, voting trust or agreement, claim, lien (for Taxes or any other Indebtedness or matter), adverse interest, levy, preference, option, warrant to purchase, right of possession or use, lease, sublease, tenancy, license, community or other marital property interest, condition, equitable interest, encroachment, right of first option, right of first refusal or offer, preemptive right or similar restriction, defect, exception, reservation, limitation, impairment, imperfection of title, or encumbrance of any kind, including any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing, restriction on voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or financing statement under the Law of any jurisdiction.
“Entity” means any firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, organization, or other entity.
“Entity Representative” means, with respect to a Person, such Person’s directors, managers, partners, members, trustees, officers, employees, equity holders, and agents.
“Environment” means soil, land surface, or subsurface strata, surface waters, groundwater, drinking‑water supply, ambient air (including indoor air), and any other environmental medium.
“Environmental Law” means any requirement under applicable Law that relates to (a) pollution, protection of the Environment, or human health and safety (as it relates to the exposure to Hazardous Materials), or (b)  the generation, storage, handling, labeling, transport, disposal or Release of any Hazardous Material, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act; the Federal Water Pollution Control Act; the Clean Air Act; the Clean Water Act; the Asbestos Hazard Emergency Response Act; the Safe Drinking Water and Enforcement Act of 1986; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; the Oil Pollution Act; the Emergency Planning and Community Right‑to‑Know Act of 1986; the Resource Conservation and Recovery Act of 1976; each as amended and including regulations promulgated thereunder and their state counterparts.
“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Escrow Agent” means Western Alliance Bank.
“Escrow Agreement” is defined in Section 8.1(h).

“Escrow Amount” is defined in Section 2.3(iii).
“Escrow Fund” is defined in Section 2.4(d).
“Escrow Shares” means 3,166,667 shares of Parent Common Stock.
“Estimated Debt” is defined in Section 2.3(a).
“Estimated Seller Transaction Expenses” is defined in Section 2.3(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Executive” is defined in Section 8.1(e).
“Excess Share Number” is defined in Section 2.7(d).
“Final Award” is defined in Section 9.4(h).
“Final Purchase Price” is defined in Section 2.4(b)(ix).
“Financial Statements” is defined in Section 5.5(a).
“FMMD” is defined in the Preamble.
“Food Laws” is defined in Section 5.26(a).
“Fundamental Company Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Equity Securities; Capitalization), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.9 (Title to Assets; Real Property), Section 5.23 and (Brokers).
“Fundamental Purchaser Representations” means the representations contained in Section 6.1 (Organization; Good Standing; Authority) and Section 6.7 (Brokers).
“Fundamental Representations” means the Fundamental Company Representations, the Fundamental Purchaser Representations, and the Fundamental Seller Representations.
“Fundamental Seller Representations” means the representations and warranties contained in Section 4.1 (Standing), Section 4.2 (Title to Acquired Interests), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers).
“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with the Financial Statements and past practice of the Companies and their Subsidiary.
“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, municipal, local or foreign, or any agency, authority (including transit authority), contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity).

“Hazardous Material” means:  (a) any petroleum or petroleum byproduct, waste oil, crude oil, asbestos, urea formaldehyde, per‑ or polyflouroalkyl substance, or polychlorinated biphenyl; or (b) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “hazardous material,” “toxic substance,” “toxic chemical” or any other substance or material of similar classification under any Environmental Law.
“Hemp CBD Laws” means the Agriculture Improvement Act of 2018 (2018 Farm Bill, PL 115-334), 7 C.F.R. Part 990 and similar state Laws governing the manufacture, marketing, labeling, testing, sale, and distribution of hemp and hemp-derived CBD consumable products.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.
“IFRS” is defined in Section 6.6.
“Income Tax” means any Tax based on or measured by reference to net income or gross income (excluding any Tax based solely on gross receipts).
“Income Tax Return” means any Tax Return required to be filed with respect to Income Taxes.
“Indebtedness” of any Person means, without duplication, (a) all Liabilities of such Person created, issued, or incurred for borrowed money (including the current portion thereof); (b) all obligations of such Person to pay the deferred purchase price or acquisition price of property or services received by any Company or any Subsidiary prior to the Closing, or similar payment, to the extent constituting a Liability (other than accrued expenses and trade accounts payable incurred in the Ordinary Course of Business of such Person that are not more than 60 days past due), including any “earnout” or similar payments or any non‑compete payments; (c) all Liabilities of such Person evidenced by a note, bond, debenture, or similar Contract (including a purchase money obligation); (d) the then‑drawable stated amount of and, without duplication, all reimbursement obligations of such Person under letters of credit, bankers’ acceptance, note purchase facility, or similar instruments issued or accepted by banks and other financial institutions; (e) all accumulated dividends or distributions of such Person, whether or not declared, relating to any period prior to the Closing and that would otherwise be required to be included in the Financial Statements; (f)  all Liabilities of such Person for severance, bonus, commissions (including origination commissions related to the pre‑Closing period), incentive, or similar arrangements (including bonuses and commissions for Sellers or employees and any bonuses or commissions that are overdue), including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes with respect to any period of time prior to Closing; (g) all Liabilities of such Person for any credit card payables with respect to charges having a transaction date of 45 days past due or related to non‑business related activities; (h) all obligations of another Person of the types listed in clauses (a) through (g) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such Person; (i) all “cut” but uncashed checks; and (j) cash, book, or bank account overdrafts.
“Indemnification Cap” is defined in Section 9.2(c)(iii).
“Indemnification Threshold” is defined in Section 9.2(c)(i).
“Indemnified Person” is defined in Section 9.4(a).

“Indemnified Taxes” means each Company’s or any Subsidiary’s Taxes or its liability, if any (for example by reason of transferee or successor liability, application of Treasury Regulation Section 1.1502‑6, or by contract) for Taxes of others, including, but not limited to, the Sellers (A) for any Pre‑Closing Period and the portion of any Straddle Period ending on the Closing Date (including, in each case, Deferred Employment Taxes), or any Tax period ending after the Closing Date as a result of Unrecognized Income, and (B) as a result of the Contemplated Transactions, in each case, except to the extent and in such amount as such Taxes were included in the Purchaser’s Statement and actually reduced the Total Consideration.
“Indemnifying Person” is defined in Section 9.4(a).
“Indemnity Expiration Date” means the date that is fifteen (15) months following the Closing Date.
“Information Systems” means all computer hardware, databases and data storage systems, computers, data, databases, and communications networks (other than the Internet), architecture, interfaces and firewalls (whether for data, voice, video or other media access, transmission, or reception), and other apparatus used to create, store, transmit, exchange, or receive information in any form.
“Insolvency” or “Insolvent” means, with respect to a Person, any transaction, event, or occurrence or series of transactions, events, or occurrences resulting in (a) the inability of such Person to meet its debt obligations as they fall due and avoid default; (b) such Person having negative net assets such that liabilities exceed assets; (c) such Person voluntarily commencing any case, proceeding, or other action seeking to adjudicate such Person as a bankrupt or insolvent, or seek liquidation or dissolution under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seek appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to material parts of such Person’s businesses; or (d) commencement against such Person any case, proceeding or other action of a nature referred to in clause (c) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of 90 days.
“Insurance Policies” is defined in Section 5.14.
“Intellectual Property” means all intellectual property and other proprietary rights worldwide including:  (a) all patents and patent and industrial design applications, together with all re‑issuances, continuations, continuations‑in‑part, divisionals, revisions, re‑examinations, and extensions thereof, and all industrial designs (including utility model rights, design rights and industrial property rights); (b) all registered and unregistered trademarks, trademark applications, services marks, trade dress, trade names, brand names, logos and corporate names, slogans and all other indicia of source or origin (collectively, “Trademarks”), together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and works of authorship, whether registered or unregistered, mask works, moral rights and database rights, and all applications and registrations in connection therewith including the right to make derivative works and all other associated statutory rights; (d) all Trade Secrets; (e) all Internet domain names, social media accounts, and social media handles with Twitter, Facebook, and other social media companies and the content found thereon and related thereto; (f) all rights to any of the foregoing provided in international treaties and convention rights; (g) the right and power to assert, defend and recover title to any of the foregoing; (h) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (i) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
“Intellectual Property Assignment Agreements” is defined in Section 8.1(t).
“Interim Balance Sheet Date” is defined in Section 5.5(a).

“Interim Balance Sheet” is defined in Section 5.5(a).
“Interim Financial Statements” is defined in Section 5.5(a).
“IRS” means the U.S. Internal Revenue Service.
“JB Sellers” is defined in the Preamble.
“Just Brands UK” is defined in the Preamble.
“Just Brands USA” is defined in the Preamble.
“Knowledge of Sellers” or “Seller’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that any Seller, Hussein Rakine, Brett Sandman, Shehzeen Mitha or Steve Iacona has or should have after reasonable inquiry into the fact or matter represented or warranted.
“Law” means any federal, state, provincial, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, common law or principle thereof, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, directive, requirement, specification, executive decree, or Order or interpretation that is issued, enacted, promulgated, or otherwise put into effect, by or under the authority of any Governmental Entity.
“Leased Real Property” is defined in Section 5.9(c).
“Leave” means the absence from active employment as of the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short‑term disability leave, medical leave, long‑term disability leave, administrative leave, military leave, or any other approved leave of absence.
“Liability” means, with respect to any Person, any liability, debt, or obligation of such Person of any kind, character, description, or nature, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or indeterminable in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be reflected on the financial statements of such Person, including all costs and expenses relating thereto and any liability for Taxes.
“Litigation Conditions” is defined in Section 9.4(i).
“Litigation Indemnity Expiration Date” means the date that the matters described on Schedule 5.15(a) are settled pursuant to a full, final and conclusive settlement agreement, or a Final Award has been entered with respect thereto.
“Loan Forgiveness Application” means an application for forgiveness of a Company PPP Loan in the form most recently provided by the U.S. Small Business Administration or by the PPP Lender, including any supporting document required in connection therewith, which is submitted to the PPP Lender for the purpose of receiving forgiveness of all eligible Company PPP Loan amounts outstanding pursuant to the terms of the Paycheck Protection Program of the CARES Act, as amended or supplemented or otherwise modified from time to time.

“Lock‑up Agreement” is defined in Section 8.1(f).
“Loss” means, with respect to any Person at the time of determination, any damage, injury, decline in value, lost opportunity, lost profit, Liability, claim, action, deficiency, demand, settlement, Order, award, payment, recovery, fine, penalty, insurance premium increase, Tax, Encumbrance, assessment, fee (including any legal fee, expert fee, accounting fee, or advisory fee), charge, disbursement, remediation, cost, interest, expense (including any cost of investigation, penalty, fee, disbursement of counsel or expense of any nature) or other loss suffered or incurred by such Person, including consequential damages (i.e., any loss or damage resulting from a breach of contract that does not directly and naturally result in the ordinary course of events but instead arises from special circumstances not ordinarily predictable or in the contemplation of the Parties as of the date of this Agreement) but excluding punitive damages (except to the extent that any such damages are part of any Order against the Indemnified Person in connection with a Third‑Party Claim).
“Marketing Claims” is defined in Section 5.26(d).
“Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in the definitive agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, or assets of the Companies and their Subsidiary; provided, however, that “Material Adverse Effect” will not include any event, change or occurrence, directly or indirectly, arising from (a) general economic or industry‑wide conditions, (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel of the United States, (c) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Law, (d) acts of God or other calamities, natural disasters, earthquakes, hurricanes, floods, tornadoes, typhoons, fires, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any changes or effects arising in connection with or resulting from the COVID‑19 virus or SARS‑CoV‑2 virus (or any mutation or variation thereof or related health condition)), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, calamities or any other extraordinary or unusual event that is outside of the control of the Companies, national or international political or social actions or conditions, including the outcome of any election or the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, sabotage, or cyberattack, or (e) any changes or effects arising in connection with or resulting from the COVID‑19 virus or SARS‑CoV‑2 virus (or any mutation or variation thereof), or (f) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement, except with respect to clauses (a) through (c) above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations, or financial condition of the Companies and their Subsidiary, taken as a whole, as compared to other companies in the industries in which the Companies and their Subsidiary operate.
“Material Contracts” is defined in Section 5.13(a).
“Material Customers” is defined in Section 5.21.
“Material Vendors” is defined in Section 5.22.
“NASDAQ” means the Nasdaq Capital Market.

“Negotiation Period” is defined in Section 2.4(b)(v).
“Non-US Plan” is defined in Section 5.18(j).
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Objection Date” is defined in Section 2.4(b)(iv).
“Objection Notice” is defined in Section 2.4(b)(iv).
“Open Source License” means, without limitation, any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), or any other license for Software where the license includes terms that require as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into it, derived from, or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed to authorize modifications to, or derivative works of, the Source Code for the Software, (c) be redistributable at no or minimal charge, or (d) be licensed to authorize the distribution of modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.
“Order” means any:  (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Entity or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.
“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person:  (a) consistent in nature, scope, and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day‑to‑day operations of such Person; (b) not requiring authorization by the shareholders, members, or other equity owners of such Person, the board of directors or managers of such Person, or any committee of the board of directors or managers of such Person (or by any Person or group of Persons exercising similar authority) nor requiring any other separate or special authorization of any nature; (c) taken in accordance with sound and prudent business practices; (d) not resulting from, arising out of, relating to, in the nature of, or caused by any breach of Contract, tort, infringement, or material violation of Law; and (e) not related to any acquisition of, or investment in, the debt or equity of any Person.
“Organizational Documents” means, with respect at a Person, the following documents that are presently in effect, including any amendments, modifications, or supplements thereto:  (a) the articles or certificate of incorporation, formation, organization, or association; (b) general or limited partnership agreement; (c) limited liability company or operating agreement; (d) trust agreement; (e) bylaws; and (f) other agreements, documents, or instruments relating to the organization, management, or operation of such Person that is an Entity or relating to the rights, duties, and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements.
“Owned Intellectual Property” is defined in Section 5.10(a).
“Parent” is defined in the opening paragraph of this Agreement.

“Parent Audited Financial Statements” means the audited consolidated financial statements of Parent as of December 31, 2020 and 2019 and for the periods presented therein, including the notes thereto and the auditor's report thereon included in the 424(b)(4) prospectus filed with the SEC on April 29, 2021.
“Parent Common Stock” is defined in Section 2.3(b).
“Parent Financial Statements” means the Parent Audited Financial Statements and Parent Unaudited Financial Statements.
“Parent Share Cap” means, absent stockholder approval under Nasdaq Marketplace Rule 5635, 13,157,785 shares of Parent Common Stock, constituting 19.9% of the total number of shares of Parent Common Stock that are issued and outstanding immediately prior to the Closing Date.
“Parent Unaudited Financial Statements” means the unaudited condensed consolidated interim consolidated financial statements of Parent as of June 30, 2021 and for the three and six months ended June 30, 2021, including the notes thereto, filed with the SEC on the Report of Foreign Private Issuer on Form 6‑K on September 17, 2021.
“Party” and “Parties” are defined in the opening paragraph of this Agreement.
“Payoff Letters” is defined in Section 8.1(c).
“Permit” means any:  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, or (b) right under any Contract with any Governmental Entity.
“Permitted Encumbrances” means (a) with respect to any asset, property, or right, (i) Encumbrances for Taxes not yet due and payable, for which adequate reserves according to GAAP have been established, and (ii) liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent not incurred in connection with the borrowing of money, that are not material to the business, operations, and financial condition of the applicable Person’s property so encumbered and that are not delinquent or resulting from a breach, default, or violation by such Person of any Contract or Law; (b) Real Estate Encumbrances; (c) Permitted Equity Encumbrances; and (d) Encumbrances set forth in Section 5.17 of the Disclosure Schedule.
“Permitted Equity Encumbrances” means, with respect to any Equity Securities of a Company, (a) the provisions of such Company’s Organizational Documents, and (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.
“Person” means any individual and any Entity.
“PPP Lender” means, individually and collectively, Cross River Bank, TD Bank, N.A., and Truist Bank,
“PPP Loan” means any loan under the Paycheck Protection Program of the U.S. Small Business Administration, including the Company PPP Loans.

“PPP Loan Applications” means the applications submitted by the Companies to a PPP Lender and pursuant to which a Company PPP Loan was granted and accepted by a Company.
“Pre‑Closing Period” means any taxable period ending on or prior to the Closing Date.
“Preliminary Statement” is defined in Section 2.3(a).
“Proceeding” means any action, claim, demand, charge, complaint, arbitration, proceeding, prosecution, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Product” is defined in Section 5.26(a).
“Proportionate Share” means, for each Seller, the proportionate share set forth next to such Person’s name on the Allocation Schedule under the heading “Proportionate Share,” which equals the percentage of the Purchase Price to which such Seller is entitled to receive.
“Purchase Price” is defined in Section 2.2.
“Purchaser” is defined in the opening paragraph of this Agreement.
“Purchaser Indemnifiable Matter” is defined in Section 9.3(a).
“Purchaser Indemnitee” is defined in Section 9.2(a).
“Purchaser’s Statement” is defined in Section 2.4(b)(i).
“R&D Sponsor” is defined in Section 5.10(j).
“Real Estate Encumbrances” means any (a) easement, covenant, right‑of‑way, and other similar matters of record, which does not materially interfere with the operation of the Companies’ business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby; (b) zoning and building restrictions; and (c) the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), which does not materially interfere with the operation of the Companies’ business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby.
“Real Property” means, collectively, any owned real property (if any) and the Leased Real Property.
“Real Property Lease” is defined in Section 5.9(c).
“Reference Period” is defined in Section 2.7.
“Related Party” means, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d‑3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any individual living with such Person, (ii) any other individual who is related (by blood, marriage, or adoption) to the individual, (iii) the individual’s spouse, or (iv) any Person related to (A) such Persons within the second degree or (B) any Person described in clauses (a) and (b) above; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other Entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” is defined in Section 5.20(b).
“Released Claims” means each and all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature against the Releasees, including:  (a) any claim or right that may be asserted or exercised by any Seller in such Seller’s capacity as an equity holder of any Seller or a Company or any Subsidiary or in any other capacity; and (b) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement; that (i) any Seller or any of such Seller’s Related Parties may have had in the past, or may now have, and (ii) has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing on or prior to the Effective Date; provided, however, that “Released Claims” shall exclude any claim of the nature described in this definition that any Seller or such Seller’s Related Parties may have (x) against any of the Releasees that arises under this Agreement or any Transaction Document, and (y) relating to payment or provisions for wages, salaries, expense reimbursements, vacation, sick pay or other employee benefits in connection with any Seller that is an Employee.
“Releasees” means:  (a) Purchaser and each of its Affiliates; (b) each Company and their Subsidiary; and (c) each of the predecessors, successors, parents, Subsidiaries, divisions, and past, present, and future assigns, successors, beneficiaries, heirs, assigns, attorneys, and Representatives of each Person identified or otherwise referred to in clauses (a) and (b) above.
“Relinquished Shares” is defined in Section 2.5(b).
“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, Insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
“Representative” means, with respect to a Person, such Person’s Entity Representatives and independent contractors.
“Requisite Parent Stockholder Approval” means any stockholder approval contemplated by NASDAQ Listing Standard Rule 5635 with respect to the issuance of shares of Parent Common Stock above the Parent Share Cap in contravention of the limitations imposed by such rule.
“Resolution Period” is defined in Section 2.5(a)(iv).
“Response Notice” is defined in Section 9.4(d).
“Restrictions” is defined in Section 7.8(c).
“Restrictive Covenant Agreements” is defined in Section 8.1(r).
“Revenue Shortfall” is defined in Section 2.5(b).
“Rule 144” is defined in Section 4.8(a).

“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” is defined in Section 6.4.
“Securities Act” means the Securities Act of 1933.
“Securities Assignment” is defined in Section 3.2.
“Security Breach” is defined in Section 5.12(a).
“Seller” and “Sellers” are defined in the opening paragraph of this Agreement.
“Sellers’ Rep Brokerage Account” is defined in Section 2.6(c).
“Sellers’ Rep Broker” is defined in Section 2.6(c).
“Seller Indemnitee” is defined in Section 9.3(a).
“Seller Owned Business Intellectual Property” is defined in Section 5.10(a).
“Seller Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by any Company or any Subsidiary, whether incurred in connection with the Transaction Documents, the Contemplated Transactions or otherwise.
“Sellers Indemnifiable Matter” is defined in Section 9.2(a).
“Sellers’ Representative” is defined in the opening paragraph of this Agreement.
“Share Consideration” means the Closing Shares, plus all Additional Shares, plus all Escrow Shares plus all Additional Escrow Shares, rounded down to the nearest whole share.
“Share Escrow Account” has the meaning set forth in Section 2.6(a).
“Share Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.
“Share Escrow Agreement” is defined in Section 8.1(g).
“Share Escrow Termination Date” means the later to occur of the Litigation Indemnity Expiration Date and the Indemnity Expiration Date.
“Share Price” is defined in Section 2.5(b).
“Shortfall Amount” is defined in Section 2.5(b).
“Software” means all computer software and code and firmware, including assemblers, applets, compilers, data files, schematics, application programming interfaces, computerized databases, Source Code, Object Code, development tools, design tools, user interfaces and data, and other related know‑how, processes, formula, design, specifications, and documentation related to the foregoing, in any form or format, however fixed.

“SOL Representations” means the representations and warranties contained in Section 5.17 (Taxes), Section 5.18 (Employee Benefit Matters) and Section 5.20 (Environmental Matters).
“Source Code” means computer software that may be displayed or printed in human‑readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object‑oriented, or other human‑readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“SSGI” is defined in the Preamble.
“SSGI/FMMD Sellers” is defined in the Preamble.
“Straddle Period” is defined in Section 7.3(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” includes all Subsidiaries of such Subsidiary.
“Target Working Capital” means an amount equal to $4,396,176.00.
“Tax” or “Taxes” (and with correlative meaning, “Taxable,” “Taxing,” and “Taxation”) means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, profits, license, withholding, payroll, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, unclaimed property, and any other governmental charges of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by contract or otherwise.
“Tax Authority” means any Governmental Entity responsible for the administration, assessment, determination, collection, or imposition of any Tax.
“Tax Return” means any return, statement, election, declaration, report, claim for refund, information return relating to or filed in connection with any Taxes, including any schedule, supplement or attachment thereto and any amendment thereof.
“Third‑Party Claim” is defined in Section 9.4(b).
“Third‑Party Consent” means any Consent of any Person other than a Governmental Entity.

“Third‑Party Recovery Proceeds” is defined in Section 9.9.
“Trademarks” is defined in the definition of Intellectual Property.
“Trade Secret” means all trade secrets, and, without limitation, all other inventions (whether patentable or not), Software, industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look‑and‑feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans, and proposals, and the moral and economic rights of authors and inventors in any of the foregoing.
“Transaction Documents” means this Agreement, the Securities Assignment, the Employment Agreements, the Lock‑up Agreement, the Escrow Agreement, the Share Escrow Agreement, the Restrictive Covenant Agreements and the Intellectual Property Assignment Agreements, together with such other agreements, certificates, and documents, and any exhibits, annexes, schedules, or other attachments thereto, delivered or caused to be delivered incident to or in connection with the Contemplated Transactions.
“Transaction Expenses” means, with respect to any Person, all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, accountants, consultants, and tax advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person and its Affiliates.
“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation, or operation of Law.
“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.
“Unrecognized Income” means any item of income disclosed or required to be disclosed with respect to Section 5.17(j) that is required to be included in taxable income for any taxable period (or portion thereof) ending after the Closing Date.
“Voting Debt” is defined in Section 5.2(b).
“VWAP” is defined in Section 2.7.
“WARN Act” is defined in Section 5.19(j).
“Working Capital” means, with respect to each Company or any Subsidiary, at the time of determination, the amount, as of the Closing Date equal to its current assets (including cash and cash equivalents and excluding current and deferred Tax assets) minus its current liabilities (excluding all short term debt, current and deferred Tax Liabilities, and Seller Transaction Expenses), all as determined in accordance with the Company’s or Subsidiary’s past practices.  Working Capital shall exclude any intercompany or related party payments and any assets or liabilities not generated in the Ordinary Course of Business.